EXHIBIT 10.3
EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE
EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE
REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED
INFORMATION IS INDICATED BY [***].

MEMBERSHIP INTERESTS PURCHASE AND SALE AGREEMENT
dated as of May 12, 2022
among
FIRST SOLAR JAPAN GK
and
KYOTO SOLAR PLANT L.P., YATSUBO SOLAR PLANT L.P.,
MOMURA SOLAR PLANT L.P., IWAKI SOLAR PLANT L.P.,
HITA SOLAR PLANT L.P., SHIMO ONUKI SOLAR PLANT L.P.,
ORIDO SOLAR PLANT L.P., HANDA SOLAR PLANT L.P. and
TOCHIGI SOLAR PLANT L.P.

Page

1	DEFINITIONS; RULES OF INTERPRETATION		1
	1.1	Definitions	1
	1.2	Rules of Interpretation	12
2	PURCHASE AND SALE		13
	2.1	Purchase and Sale	13
	2.2	Purchase Price	13
	2.3	Adjustment Statement	14
	2.4	Adjustment Disputes.	14
	2.5	Finance Project Adjustment.	16
	2.6	Equity Adjustments.	16
	2.7	Producer-Side Base Charges Regime.	17
	2.8	Earn-out Mechanisms.	18
3	CLOSING		19
	3.1	Closing	19
	3.2	Closing Conditions of the Seller	19
	3.3	Closing Conditions of the Purchasers	21
	3.4	Deliveries and Closing Actions	23
4	PRE-CLOSING COVENANTS		23
	4.1	Conduct of Business.	23
	4.2	No Other Contact	25
	4.3	Lender Discussions.	25
	4.4	Efforts to Close	25
	4.5	Continuing Due Diligence	25
	4.6	Disclosure Supplements	26
	4.7	Notification of Relevant Circumstances	26
5	POST-CLOSING COVENANTS		26
	5.1	Further Assurances	26
	5.2	Inter-Company Payables	26
6	REPRESENTATIONS AND WARRANTIES OF THE SELLER		27
	6.1	Organization; Power and Authority; Enforceability	27
	6.2	No Conflicts; No Permits.	27
	6.3	Title.	28
	6.4	Constitution.	28
	6.5	Other Equity Interests	28
    i

(continued)
Page

	6.6	Material Contracts.	28
	6.7	Related Party Agreements	29
	6.8	Real Property.	29
	6.9	Assets	30
	6.10	Insurance	30
	6.11	Proceedings.	30
	6.12	Not Insolvent	30
	6.13	Compliance with Law.	30
	6.14	Environmental Matters.	31
	6.15	Permits	31
	6.16	Financial Statements	31
	6.17	Absence of Changes	32
	6.18	Tax Matters.	32
	6.19	Limited Purpose Entity / No Employees	33
	6.20	FIT	33
	6.21	Disclosure of Information	34
	6.22	Brokers and Other Advisors	34
	6.23	Anti-Corruption	34
	6.24	Antisocial Forces	34
7	LIMITATIONS ON REPRESENTATIONS AND WARRANTIES OF THE SELLER		35
	7.1	Only Representations and Warranties in Article 6	35
	7.2	Disclaimer	35
	7.3	Non-reliance	35
	7.4	No Other Assurances	35
	7.5	Projections	35
8	REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER		36
	8.1	Organization; Power and Authority; Enforceability	36
	8.2	No Conflicts; No Permits.	36
	8.3	Proceedings	37
	8.4	Sufficient Funds	37
	8.5	Not Insolvent	37
	8.6	Brokers and Other Advisors	37
	8.7	Anti-Corruption	37

(continued)
Page

	8.8	Antisocial Forces	37
9	W&I POLICY; INDEMNIFICATION		38
	9.1	Survival.	38
	9.2	W&I Policy	38
	9.3	Availability of Indemnification for Warranty Claims	39
	9.4	Indemnification by the Seller	39
	9.5	Indemnification by each Purchaser	40
	9.6	Mitigation	40
	9.7	Indirect Damages	40
	9.8	Indemnity Claims Capped.	40
	9.9	Indemnity Claim Procedures.	41
	9.10	Further Limitations on Purchaser Indemnity Claims	42
	9.11	Fraud	42
	9.12	No Set-Off	42
	9.13	Tax Treatment	42
	9.14	Exclusive Remedies	42
	9.15	Exclusion of Statutory Liability for Non-Conformity to Contract (“Keiyaku-Futekigo-Sekinin”)	43
	9.16	No Expansion of Liability	43
10	TAX MATTERS		43
	10.1	Cooperation; Information	43
	10.2	Tax Allocation	43
11	CONFIDENTIALITY AND ANNOUNCEMENTS		44
	11.1	Confidentiality	44
	11.2	Public Announcements and Press	45
12	TERMINATION; EFFECT OF TERMINATION		45
	12.1	Termination	45
	12.2	Automatic Termination	45
	12.3	Effect of Termination	46
13	MISCELLANEOUS		46
	13.1	Notices	46
	13.2	Successors and Assigns	46
	13.3	Governing Law	47
	13.4	Resolution of Disputes	47

(continued)

This MEMBERSHIP INTERESTS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of May 12, 2022, by and among First Solar Japan GK, a Japan godo kaisha (the “Seller”) and Kyoto Solar Plant L.P., Yatsubo Solar Plant L.P., Momura Solar Plant L.P., Iwaki Solar Plant L.P., Hita Solar Plant L.P., Shimo Onuki Solar Plant L.P., Orido Solar Plant L.P., Handa Solar Plant L.P. and Tochigi Solar Plant L.P., each a Cayman Islands exempted limited partnership (each, a “Purchaser”). The Seller and the Purchasers are referred to herein individually as a “Party” and together as the “Parties”.
RECITALS
A.The Seller holds 100% of the membership interest (each, a “Membership Interest”, and together, the “Membership Interests”) in each Japan godo kaisha identified in Schedule 1 (Projects) as a “Project Company” (each, a “Transferring Company”).
B.The Seller desires to sell to the Purchasers, and the Purchasers desire to purchase from the Seller, all of the Membership Interests, free from any liens and other encumbrances (other than Permitted Liens) on the terms and subject to the conditions set forth in this Agreement.
C.On the date of this Agreement:
a.First Solar, Inc. and the Purchasers have entered into a MI PSA Guarantee for the guarantee of certain obligations and liabilities of the Seller under this Agreement (the “MI PSA Guarantee”);
b.one or more funds managed by affiliates of the Purchasers have delivered an equity commitment letter to the Parties to support certain obligations and liabilities of the Purchasers under this Agreement (the “MI PSA ECL”);
c.the owners of the tokumei kumiai interests in certain Transferring Companies and Gioia Investment Pte. Ltd. (the “TK PSA Purchaser”), have entered into a TK Interests Purchase and Sale Agreement for the purchase and sale of such interests (the “TK PSA”); and
d.the Seller, PAG Renewables Holding Pte. Ltd. and PAG Renewables FM Holding Pte. Ltd. have entered into a Business Purchase and Sale Agreement for the purchase and sale of certain businesses of the Seller (the “Business PSA”).
ACCORDINGLY, the Parties agree as follows:
AGREEMENT
1.DEFINITIONS; RULES OF INTERPRETATION
1.1Definitions. In addition to the capitalized terms defined elsewhere in this Agreement (including the preamble), the following terms shall have the corresponding meanings set forth below:
“2016 Act to Amend FIT Act” means the Act for Partial Amendment of the Act on Special Measures Concerning Procurement of Electricity from Renewable Energy Sources by Electricity Utilities (2016 Act No. 59).

“Affiliate” of a specified Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the possession of the power to direct the management or policies of the specified Person, directly or indirectly, whether through the ownership of voting securities or partnership or limited liability company interests, by contract or otherwise.
“Antisocial Force” means an organized crime group (boryokudan), a member of an organized crime group, a former member of an organized crime group with less than five years having passed since separation, a quasi-constituent member of an organized crime group, an enterprise related to an organized crime group, a corporate racketeer (sokaiya), an extortionist advocating social movement, an extortionist advocating political movement, a special intelligence violence group and other antisocial forces.
“Bankruptcy Exception” has the meaning given in Section 6.1.
“Business Day” means any day (except Saturday or Sunday) when commercial banks are open for business in Tokyo, Japan and Singapore.
“Business Plan” means, with respect to each Project, the renewable energy business plan set forth in Article 9 Paragraph 1 of the FIT Act with regard to the execution of such Project submitted by a Transferring Company or the previous owner to the Minister of Economy, Trade and Industry under Article 4 Paragraph 2 of the Supplementary Provisions for the 2016 Act to Amend FIT Act (including the documents set forth in Article 4 Paragraph 2 of the Supplementary Provisions for the 2016 Act to Amend FIT Act).
“Business Plan Authorization” means, with respect to any Business Plan, accreditation under Article 9 Paragraph 3 and Article 10 Paragraph 1 of the FIT Act.
“Business PSA” has the meaning given in Recital C.d.
“Cash Contribution” has the meaning given in Section 2.6(c).
“Claim Notice” has the meaning given in Section 9.9(a).
“Claim Response” has the meaning given in Section 9.9(c).
“Claimant” has the meaning given in Section 9.9(a).
“Closing” has the meaning given in Section 3.1.
“Closing Date” has the meaning given in Section 3.1.
“Closing IC Payables” has the meaning given in Section 5.2.
“Confidential Information” means all information and materials, whether written or oral, relating to the business and affairs of any Party, or any of their respective Affiliates, including any such information or materials relating to any Transferring Company or Transferring Business, except to the extent that such information (a) is generally available to the public as of the date hereof or (b) becomes generally available to the public following disclosure by a third party not bound by the confidentiality obligations under Section 11.1.

“Constituent Documents” means, with respect to any Person (other than an individual), all charter, organizational and other documents by which such Person establishes its legal existence or which govern its internal affairs, and shall include (a) the certificate of registration, memorandum and articles of association, charter and bylaws or other similar organizing documents of a company or corporation, (b) the certificate of formation and limited liability company agreement of a limited liability company, (c) the certificate of registration of partnership (if applicable) and agreement of partnership of a partnership, (d) the articles of incorporation of a Japan kabushiki kaisha or godo kaisha and (e) the comparable documents of any other entities.
“Contract” means any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other binding instrument.
“COVID-19” means the COVID-19 pandemic, including any evolutions or mutations of the COVID-19 disease, any subsequent waves and any further epidemics or pandemics arising therefrom.
“COVID-19 Actions” means any commercially reasonable actions that the Seller or any of its Affiliates (or any of their asset managers, if applicable) determines is necessary or prudent in connection with or in response to (a) COVID-19 and any quarantine, “stay at home”, workforce reduction, furlough, social distancing, shut down, closure, sequester, safety or similar Law, guidelines or requests (including any yosei) promulgated by any Governmental Authority or quasi-governmental authority (including the World Health Organization), including ceasing operation, or reinitiating operation, of all or part of the relevant Person’s business or (b) mitigating the adverse effects of the foregoing on such Person’s business.
“Designated Hazardous Substances” means the designated hazardous substances as defined in Article 2 Paragraph 1 of the Soil Contamination Countermeasures Act (Act No. 53 of 2002).
“Development Project” means each Finance Project and each Pre-Finance Project.
“Disagreement Notice” has the meaning given in Section 2.4(a).
“Disclosure Sources” means (a) the VDR as of 11:59 PM Japan Standard Time on the Business Day before the date of this Agreement, (b) the due diligence report(s) provided by the Seller, its Affiliates or their respective representatives to any Purchaser, its Affiliates or their respective representatives before the date of this Agreement, (c) the written information made available by the Seller, its Affiliates or their respective representatives in response to questions raised by any Purchaser, its Affiliates or their respective representatives between August 16, 2021 and 11:59 PM Japan Standard Time on May 11, 2022 and (d) Schedule 2 (Disclosure Schedule).
“Disclosure Supplement” has the meaning given in Section 4.6.
“Disputed Items” has the meaning given in Section 2.4(a).
“DSA” means a Development Services Agreement substantially in the form of Exhibit E (Form of Development Services Agreement).
“Earn-out Amount” has the meaning given in Section 2.8(a).

“Earn-out Liquidity Event” means, in respect of each Earn-out Project, if (a) Project26 receives a disbursement attributable to such Project under any financing provided by any third party banks or other financial institutions or (b) the Project26 Purchaser or any of its Affiliates receives any proceeds from any transaction or series of transactions to transfer, directly or indirectly (whether by way of a sale, transfer, merger, corporate split or otherwise) all or any material portion of the business or assets of such Project (or any interest therein, including tokumei kumiai interests) to any Person other than an Affiliate of the Project26 Purchaser.
“Earn-out Outside Date” has the meaning given in Section 2.8(a).
“Earn-out Project” means each Project conducted by Project26 other than the Minami Ueno-Cho Project.
“Earn-out Trigger Event” has the meaning given in Section 2.8(a).
“Environmental Claim” means any action, suit, demand letter, claim, lien, notice of non-compliance, notice of violation, notice of liability or proceeding brought by any Governmental Authority under, or Order relating to, Environmental Law.
“Environmental Law” means any Law relating to or imposing liability or standards of conduct with respect to pollution, protection of the environment, wildlife or biological resources or the Release, cleanup or remediation of, or human exposure to, Hazardous Materials.
“Excluded Warranties” means the representations and warranties made by the Seller in Sections 6.23 (Anti-Corruption) and 6.24 (Antisocial Forces).
“Final Auditor” has the meaning given in Section 2.4(b)(ii).
“Finance Adjustment Notice” has the meaning given in Section 2.5(a).
“Finance Consent and Release” has the meaning given in Section 3.2(d).
“Finance Documents” means, in respect of each Finance Project, any facilities agreement entered into in accordance with Section 2.5(a), and all security documents, hedging agreements, credit support agreements and similar agreements related thereto and required thereunder.
“Finance Parties” means, in respect of each Finance Project, the third party banks or other financial institutions that are providing financing to the relevant Transferring Company pursuant to the relevant Finance Documents.
“Finance Project” means each of the Yatsubo Project, the Orido Project and the Momura Project.
“Financial Statements” means the financial statements for the last three fiscal years of each Transferring Company as disclosed in the VDR (VDR references 5.1.11, 5.2.11, 5.3.11, 5.4.11, 5.5.11, 5.6.11, 5.7.12, 5.8.11 and 5.9.11).
“FIT Act” means the Act on Special Measures Concerning Procurement of Electricity from Renewable Energy Sources by Electricity Utilities (Act No. 108 of 2011).

“Fundamental Warranties” means the representations and warranties made by the Seller in Sections 6.1 (Organization; Power and Authority; Enforceability), 6.2(a) (No Conflicts; No Permits), 6.3 (Title) and 6.12 (Not Insolvent).
“Government Official” means (a) any official, employee or representative of, or any other person acting in an official capacity for or on behalf of (i) any Governmental Authority, including any entity owned or controlled by any Governmental Authority, (ii) any political party or political candidate or (iii) any public international organization and (b) any candidate for political office or any person acting on his or her behalf.
“Governmental Authority” means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court, in each case whether supranational, national, federal, state, local or foreign.
“Grid Charge Adjustment Amount” has the meaning given in Section 2.7(a)(ii).
“Hazardous Materials” means any pollutant or contaminant and any other material, substance or waste that is defined, listed or regulated as “hazardous” or “toxic” (or words of similar meaning or intent) under any applicable Environmental Law, including petroleum or petroleum by-products, asbestos, polychlorinated biphenyls and explosive or radioactive materials.
“ICC” means the International Chamber of Commerce.
“Indemnifying Party” has the meaning given in Section 9.9(a).
“Indemnity Claim” means a Purchaser Indemnity Claim or a Seller Indemnity Claim.
“Insurer” means AIG Asia Pacific Insurance Pte. Ltd, as primary insurer, and Liberty Specialty Markets Singapore Pte. Limited (trading as Liberty Global Transaction Services), as excess insurer.
“Interim Period” means the period between the date of this Agreement and the earlier of (a) the date on which this Agreement is terminated in accordance with its terms and (b) the Closing Date.
“J-GAAP” means generally accepted accounting principles in Japan, as in effect from time to time.
“Knowledge” means, with respect to (a) the Seller, the actual knowledge of [***] and [***] and (b) any Purchaser, the actual knowledge of [***], [***], [***] and [***].
“Land Companies” means FS Japan Project 22 GK, FS Japan Project 28 GK, FS Japan Project 29 GK, FS Japan Project 30 GK, FS Japan Project 32 GK, FS Japan Project 33 GK, FS Japan Project 34 GK, FS Japan Project 35 GK, FS Japan Project 36 GK, FS Japan Project 37 GK and FS Japan Project 38 GK.
“Law” means any law, treaty, act, statute, ordinance, code, rule, regulation, Order or determination of any Governmental Authority.
“Leakage” means, in respect of each Transferring Company and without duplication:

(a)    any management charge, service fee or other similar fee levied by, or for the account of, the Seller or any of its Leakage Affiliates against such Transferring Company, except for fees paid in accordance with any Contract disclosed in the VDR;
(b)    any assets transferred or surrendered from such Transferring Company to the Seller or any of its Leakage Affiliates, other than (i) cash, (ii) in accordance with the Land Purchase and Sale Agreement dated as of April 22, 2022 between FS Japan Project1 GK and FS Japan Project36 GK or (iii) the lease agreement between FS Japan Project1 GK and Nippon Renewable Energy Generation 2017-3 GK in respect of the land subject of the agreement referred to in clause (ii);
(c)    any assumption, indemnification or discharge by such Transferring Company of any liability of the Seller or any of its Leakage Affiliates;
(d)    any payment by such Transferring Company to any of the relevant Finance Parties under the Finance Documents (if any), or the assumption of any indebtedness, liability or obligation by such Transferring Company to such Persons, in either case in connection with the agreement of such Persons to provide the relevant Finance Consent and Release;
(e)    the waiver by such Transferring Company of any right to any benefit due from the Seller or any of its Leakage Affiliates, except the waiver or termination of any right or benefit contemplated hereby; and
(f)    any increase or additional Tax arising to such Transferring Company in connection with any of the matters referred to in paragraphs (a) to (e) above or any payment with respect to any such Tax, in each case (x) during the period from (but exclusive of) the Reference Financial Statement Date to the Closing and (y) except to the extent budgeted for in the Relevant Financial Model.
“Leakage Affiliates” means, in respect of the Seller, its Affiliates other than (a) each Transferring Company and (b) each NewCo.
“Leased Real Property” means any real property over which a Transferring Company has lease, superficies or other usage rights pursuant to a Leased Real Property Agreement.
“Leased Real Property Agreements” means the agreements specified in the Excel spreadsheets attached to the email titled “Dream - Leased Real Property Agreements” sent by representatives of the Seller to representatives of the Purchaser on May 10, 2022.
“Lien” means, with respect to any property of any Person, any mortgage, lien, pledge, charge, lease, easement, security interest, attachment, conditional assignment or transfer or other similar encumbrance or restriction (under Law, Order, Contract or otherwise) with respect to such property of such Person.
“Losses” means, collectively, any loss, liability, damage, cost, expense (including reasonable attorneys’ and accountants’ fees and expenses), judgment and amount paid in settlement under any Transaction Document.

“Material Adverse Effect” means the result of one or more facts, events, circumstances, conditions, changes or effects that, on a stand-alone or cumulative basis, has or is reasonably expected to have, a material adverse effect on the financial condition or results of operation of the Transferring Companies and the “Transferring Business” as defined in the Business PSA, taken as a whole, but excluding:
(a)    any effect resulting from (i) (A) the Parties entering into this Agreement or (B) the entry into any other Transaction Document by the parties thereto, (ii) any action taken by (A) any Party in accordance with this Agreement or (B) a party to any other Transaction Document in accordance with such Transaction Document, including in each case the consummation of any action contemplated hereby or thereby or requested or consented to by any Purchaser or the TK PSA Purchaser or (iii) the announcement of the Transaction;
(b)    any effect resulting from general changes to the economy in Japan or the global economy as a whole, including changes in general regulatory or political conditions;
(c)    any effect resulting from any outbreak of hostility, terrorist activities or war, or any similar event or circumstance;
(d)    (i) any outbreak of illness or other public health-related events, including any outbreak or event caused by COVID-19 or (ii) the taking of any COVID-19 Action;
(e)    changes in or to, or the promulgation of, any applicable Law (including Tax Law);
(f)    any change (or changes taken together) or effect generally affecting (i) the national, regional or local electricity generation, transmission or distribution industry or wholesale or retail markets for electric power in Japan, (ii) the regulation of utilities or of the sales of electric power by or within Japan or (iii) the rules established by any independent system operator or regional transmission organization with jurisdiction over any portion of any Transferring Company or any Transferring Business;
(g)    any change in, or failure of any Transferring Company or any Transferring Business to meet, any Projections (it being understood that the underlying facts and circumstances giving rise to such change or failure may, if they are not otherwise excluded from the definition of Material Adverse Effect, be deemed to constitute a Material Adverse Effect and may be taken into account in determining whether a Material Adverse Effect has occurred or will occur);
(h)    any change or effect (or changes or effects taken together) which is (or are) cured (including by the payment of money) before the earlier of the Closing Date and the termination of this Agreement;
(i)    any change in accounting principles or procedures or in the application or interpretation thereof;
(j)    strikes, work stoppages or other labor disputes;
(k)    changes in the costs of commodities, services, equipment, materials or supplies, including fuel and other consumables, or changes in the price of energy, capacity or ancillary services;

(l)    any act of god or casualty or condemnation event;
(m)    any change, financial or otherwise, to the business, affairs or operation of any Purchaser or any of its Affiliates; or
(n)    developments arising from any facts that were expressly disclosed to any Purchaser at least one Business Day before the date of this Agreement, provided, however, that with respect to sub-clauses (b) to (f), (i) and (k), if such change or effect disproportionately affects any Transferring Company or any Transferring Business compared to other similarly situated businesses, then, to the extent not otherwise excluded from the definition of Material Adverse Effect, only such incremental disproportionate impact or impacts shall be taken into account in determining whether there has been a Material Adverse Effect.
“Material Contract” means any Contract to which the Seller or a Transferring Company is a party and in respect of which breach, non-performance, termination or failure to renew could reasonably be expected to have a Material Adverse Effect.
“Membership Interest” has the meaning given in Recital A.
“METI” means the Ministry of Economy, Trade and Industry of Japan.
“METI Wheeling Regulations” has the meaning given in Section 2.7(b)(i).
“MI PSA ECL” has the meaning given in Recital C.b.
“MI PSA Guarantee” has the meaning given in Recital C.a.
“Module Procurement Undertaking” means a Module Procurement Undertaking substantially in the form of Exhibit A (Form of Module Procurement Undertaking).
“NewCo” has the meaning given in the Business PSA.
“Order” means any judgment, decision, order, writ, charge, injunction, stipulation, ruling, decree, award or similar action of a Governmental Authority.
“Permit” means (a) any authorization, consent, approval, license, permit, certification, determination, waiver, exemption, filing (but only in jurisdictions where a filing is the regulatory equivalent of a permit) or variance of, by or with or (b) any registration by or with, in each case, any Governmental Authority.
“Permitted Lien” means any Lien (a) created pursuant to (or contemplated to be required under) any Finance Document, (b) permitted to exist pursuant to the terms of any Finance Document, (c) arising by operation of Law and in the ordinary course of the business of the relevant Person provided the debt or other obligation it secures is paid when due or contested in good faith by appropriate proceedings and for which adequate reserves have been established on the financial statements of the relevant Person or (d) in the case of each Transferring Company, arising under the Constituent Documents of such Person.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, association or unincorporated organization, Governmental Authority or other entity.
“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.
“Pre-Finance Project” means each of the Kyoto Project, the Iwaki Watanabe Project, the Hitakokusai Project, the Shimo-Onuki Project, the Handa Project and the Minami Ueno-Cho Project.
“Proceeding” means any action, arbitration, claim, demand, dispute, investigation, lawsuit or other proceeding.
“Producer-Side Base Charges” has the meaning given in Section 2.7(a).
“Project26” means FS Japan Project26 GK.
“Project26 Purchaser” means Tochigi Solar Plant L.P.
“Projections” has the meaning given in Section 7.5.
“Projects” means each “Project” specified in Schedule 1 (Projects).
“Purchase Price” has the meaning given in Section 2.2.
“Purchaser Confidential Information” means any Confidential Information related to any Purchaser or its Affiliates (other than each Transferring Company and each NewCo) provided to the Seller, its Affiliates or any of their representatives by any Purchaser, its Affiliates or any of their representatives.
“Purchaser Indemnified Parties” has the meaning given in Section 9.4.
“Purchaser Indemnity Claims” has the meaning given in Section 9.4.
“Reference Financial Statement Date” means December 31, 2021.
“Release” means any release, discharge, disposal, spill, injection, leak, leaching, pumping, dumping, abandoning, discarding, migrating, escaping, emptying, seeping or emission into the environment.
“Relevant Adjusted Net Producer-Side Charges Reduction Amount” has the meaning given in Section 2.7(b)(i).
“Relevant Assumed Net Producer-Side Charges Reduction Amount” means, in respect of each Project, the amount specified as the “Assumed Net Producer-Side Charges Reduction Amount” in the relevant Part of Schedule 1 (Projects).
“Relevant Base Consideration” means, in respect of each Project, the amount specified as the “Base Consideration” in the relevant Part of Schedule 1 (Projects).
“Relevant Closing Equity Amount” means, with respect to each Pre-Finance Project, (a) the actual amount of the membership interest in the relevant Transferring

Company to be held by the Seller on the Closing Date and (b) the actual amount of the tokumei kumiai interests of the relevant Transferring Company to be held by the relevant TK PSA Seller on the Closing Date.
“Relevant Equity Adjustment Amount” has the meaning given in Section 2.6(b).
“Relevant Financial Model” means, in respect of each Project, the financial model for such Project set forth in the Excel spreadsheet named [***] sent by [***] to representatives of the Purchaser by email on May 10, 2022 at 8:52 PM Japan Standard Time.
“Relevant Maximum Debt Amount” means, with respect to (a) each Finance Project, the maximum amount of indebtedness to be borrowed by the relevant Transferring Company under the term loan facility pursuant to the relevant Finance Documents as of the Closing Date (and, for the avoidance of doubt, excluding any indebtedness under the consumption tax facility or debt service reserve facility), as specified as the “Maximum Debt Amount” in the relevant Part of Schedule 1 (Projects) and (b) each Pre-Finance Project, the amount specified as the “Maximum Debt Amount” in the relevant Part of Schedule 1 (Projects).
“Relevant Membership Interest” means, in respect of each Purchaser, the Membership Interest in the Transferring Company for which such Purchaser is identified as the “Purchaser” in Schedule 1 (Projects).
“Relevant Net Producer-Side Charges Reduction Amount” has the meaning given in Section 2.7(a).
“Relevant Parties” has the meaning given in Section 2.4(b).
“Relevant Producer-Side Charges Adjustment Amount” has the meaning given in Section 2.7(b)(ii).
“Relevant Project Spend” means, with respect to each Pre-Finance Project, the aggregate amount of all bona fide expenditures made (a) with respect to such Project, (b) pursuant to a Contract disclosed in the VDR and (c) during the period between the inception of such Project and the Closing.
“Relevant Purchase Price” has the meaning given in Section 2.2.
“Relevant Purchaser” means, in respect of each Transferring Company and Project, the Purchaser identified as the “Purchaser” in the relevant Part of Schedule 1 (Projects).
“Relevant Required Equity Amount” means, with respect to each Development Project, (a) the amount of the membership interest in the relevant Transferring Company required to be held by the Seller on the Closing Date and (b) the amount of tokumei kumiai interests in the relevant Transferring Company required to be held by the relevant TK PSA Seller on the Closing Date, in each case as specified as the “Required Equity Amount” in the relevant Part of Schedule 1 (Projects).
“Response Period” has the meaning given in Section 9.9(c).
“Retention” has the meaning given in the W&I Policy, being an amount equal to ¥246,500,000.

“Seller Bank Account” means the bank account in the name of [***] at [***], with account number [***] [***].
“Seller Borne Retention” means the latter half of the Retention, i.e. that part of the Retention in excess of the first 50% of the Retention.
“Seller Confidential Information” means any Confidential Information related to the Seller or its Affiliates provided to any Purchaser, its Affiliates or any of their representatives by the Seller, its Affiliates or any of their representatives.
“Seller Credit Support” means the indemnity agreement in respect of mortgage registration to be issued by the Seller to the Finance Parties (or their agent(s) on their behalf) in respect of each of the Finance Projects, in each case on or about the date of the relevant facilities agreement that constitutes a Finance Document in respect of such Project.
“Seller Indemnified Parties” has the meaning given in Section 9.5.
“Seller Indemnity Claims” has the meaning given in Section 9.5.
“Tax” means any national, state, local or foreign tax or other governmental charge, fee, levy or assessment of whatever kind or nature, including (a) all national, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, transfer, back up withholding, turnover, net asset, capital gains, value added, estimated, ad valorem, payroll and employee withholding, stamp, customs, occupation or similar taxes, and any social charges or contributions together with any interest, additions or penalties with respect to these Taxes and any interest in respect of any additions or penalties and (b) any liability in respect of any items described in clause (a) payable by reason of transferee or successor liability, by contract, assumption or operation of Law.
“Tax Allocation” has the meaning given in Section 10.2.
“Tax Authority” means any Governmental Authority exercising Tax regulatory authority, including any domestic, foreign, national, state, county, regional or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority.
“Tax Return” means any return, report, election or other document (including any related or supporting information) filed or required to be filed with any Tax Authority with respect to Taxes, including information returns, claims for refunds of Taxes, and any amendments or supplements to any of the foregoing.
“TK PSA” has the meaning given in Recital C.c.
“TK PSA Purchaser” has the meaning given in Recital C.c.
“TK PSA Seller” means each of the “Sellers” under the TK PSA.
“Transaction” means the purchase and sale of all of the Membership Interests in accordance with Section 2.1.

“Transaction Documents” means this Agreement, the MI PSA Guarantee, the MI PSA ECL, the TK PSA, the Business PSA, each Module Procurement Undertaking and such other agreements and documents contemplated to be entered into by the Seller or its Affiliates (excluding each NewCo) on the one hand, and any Purchaser or its Affiliates (including each NewCo) on the other hand, in connection with the Transaction.
“Transfer Taxes” has the meaning given in Section 13.7.
“Transferring Business” means, in respect of each Transferring Company, each Project and the associated solar power business conducted by such Transferring Company.
“Transferring Company” has the meaning given in Recital A.
“Transferring Company Confidential Information” means any Confidential Information relating to any Transferring Company or Transferring Business.
“VDR” means the [***] virtual data room hosted by [***]
“W&I Policy” means the buyer-side warranty and indemnity insurance policies issued or to be issued by the Insurer to Kyoto Solar Plant L.P. as named insured.
“Warranty Claim” means any Proceeding by any Purchaser arising out of a breach or inaccuracy of any of the representations and warranties of the Seller in this Agreement.
“Yen” or “¥” means Japanese yen.
1.2Rules of Interpretation. Except as otherwise expressly provided herein:
(a)references in this Agreement to recitals, articles, sections, schedules and exhibits are to Recitals, Articles, Sections, Schedules and Exhibits of or to this Agreement;
(b)the words “herein”, “hereof”, “hereunder” and other words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular Section or other subdivision;
(c)the headings in this Agreement are inserted for convenience only and shall not affect its construction;
(d)references in this Agreement to any statute or statutory provision include a reference to such statute or statutory provision as from time to time amended, modified, re-enacted, extended, consolidated or replaced (whether before or after the date of this Agreement) and to any subordinate legislation made from time to time under such statute or statutory provision;
(e)references to this Agreement or to any other document is a reference to such document as varied, amended, modified, novated or supplemented from time to time;
(f)references in this Agreement to any Person shall include, or be deemed to be references to, its respective successors and permitted assignees or permitted transferees (as may be appropriate);

(g)references in this Agreement to the word “include” or “including” are to be construed without limitation;
(h)references in this Agreement to “writing” or “written” include any non-transient means of representing or copying words legibly, including by facsimile or email; and
(i)if any provision of this Agreement requires a negative number to be (i) added to any number, such number shall be reduced by the absolute value of the negative number or (ii) subtracted from any number, such number shall be increased by the absolute value of the negative number.
This Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision or who supplied the form of this Agreement.
2.PURCHASE AND SALE
2.1Purchase and Sale. Subject to the other terms and conditions of this Agreement, and effective (x) as of the occurrence of the actions described in Section 3.4 and (y) simultaneously with the “DevCo Closing” under the Business PSA and the “Closing” under the TK PSA becoming effective:
(a)the Seller hereby sells, conveys, assigns and transfers to each Purchaser all of the Relevant Membership Interest, free from any Liens (other than Permitted Liens), without any representations and warranties of the Seller other than as provided in Article 6; and
(b)each Purchaser hereby purchases, receives and acquires all of the Relevant Membership Interest, without any representations and warranties of the Seller other than as provided in Article 6.
2.2Purchase Price. Subject to Sections 2.3 to 2.8, the aggregate consideration for each Membership Interest (each, a “Relevant Purchase Price”, and together, the “Purchase Price”) shall be an amount equal to the sum of:
(a)an amount equal to the aggregate Relevant Base Consideration for the relevant Transferring Company (as adjusted, if applicable, pursuant to Section 2.5(c)); plus
(b)for each Transferring Company that holds a Pre-Finance Project, an amount equal to the Relevant Equity Adjustment Amount for such Transferring Company; plus
(c)for each Transferring Company for which a Cash Contribution was made by the Seller pursuant to Section 2.6(c), an amount equal to such Cash Contribution; plus
(d)an amount equal to 1% of (i) the aggregate amount of Japan fixed asset Taxes (kotei shisan zei), including for the avoidance of doubt any depreciable asset Taxes (shokyaku shisan zei), paid by the relevant Transferring Company before the Closing with respect to the calendar year in which the Closing occurs, less (ii) (A) the aggregate amount of Japan fixed asset Taxes (kotei shisan zei), including for the avoidance of doubt any depreciable asset Taxes (shokyaku shisan zei), payable by such Transferring Company with respect to such calendar year, multiplied by (B) the ratio of the number of days from January 1 of such calendar year through the Closing Date (inclusive) divided by 365 days.
2.3Adjustment Statement. No later than five Business Days before the Closing Date, the Seller shall deliver to each Purchaser a statement setting forth as of the Closing (a) for each Transferring Company, the amounts referred to in Sections 2.2(c) and (d) and (b) for each Transferring Company that holds a Pre-Finance Project, the amount referred to in Section 2.2(b).
2.4Adjustment Disputes.
(a)Within [***] Business Days from the Closing Date, any Purchaser may deliver written notice to the Seller (a “Disagreement Notice”) setting out in reasonable detail (i) any item in respect of (A) the statement delivered in accordance with Section 2.3 or (B) the satisfaction of any condition set forth in Section 3.3(e), (f) or (g) by the Seller, in either case that such Purchaser wishes to dispute (together, the “Disputed Items”), (ii) the reasons for the dispute and (iii) such Purchaser’s proposed adjustment to each Disputed Item. For the avoidance of doubt, any amounts not specifically disputed in the Disagreement Notice shall be deemed final and binding upon the Seller and such Purchaser for the purposes of this Agreement upon the delivery of the Disagreement Notice.
(b)If a Purchaser delivers a Disagreement Notice to the Seller within the period referred to in Section 2.4(a), the Seller and such Purchaser (the “Relevant Parties”) shall resolve the Disputed Items as follows:
(i)The Disputed Items shall be submitted first to the senior management of each Relevant Party for friendly resolution by negotiation for a period of up to 30 days from the date of the Seller’s receipt of the Disagreement Notice.
(ii)If the Relevant Parties fail to agree upon the Disputed Items within the period set forth in Section 2.4(b)(i), either such Party may demand that an internationally recognized accounting firm agreed upon between such Parties (the “Final Auditor”) determine, with binding effect on such Parties, how the unresolved Disputed Items shall be settled based upon the books and records of each Transferring Company and in accordance with J-GAAP.
(iii)The Final Auditor shall act as an expert and not as an arbitrator. The Final Auditor’s activities and jurisdiction shall be limited to the Disputed Items. The Final Auditor shall determine any dispute to the extent relevant to resolving the Disputed Items, which may include any issue involving the interpretation of any provision of this Agreement or the Final Auditor’s terms of reference. The Final Auditor’s written decision on the matters shall be final and binding on the Relevant Parties in the absence of manifest error or fraud.
(iv)Each Relevant Party shall use its commercially reasonable efforts to cause the Final Auditor to resolve the Disputed Items as promptly as practicable, but in any event within 30 Business Days from the date on which the Final Auditor was appointed.

(v)Each Relevant Party shall authorize and permit the Final Auditor to have reasonable access, during normal business hours and upon reasonable notice, to (A) the properties, books, records and other information relating to each Transferring Business (in the case of the Seller, to the extent retained) and (B) the officers and other employees of such Party and its Affiliates, in each case, to the extent reasonably necessary or appropriate in connection with the resolution of the Disputed Items.
(c)Each Relevant Party shall bear its own costs in relation to the Final Auditor. The Final Auditor’s fees and any costs incurred in arriving at the determination (including any fees and costs of any advisers appointed by the Final Auditor) shall be borne by each Relevant Party in proportion to the final allocation made by the Final Auditor of the Disputed Items weighted in relation to the claims made by each such Party, such that the prevailing party pays the lesser proportion of such fees and costs.
(d)In respect of each Membership Interest, without duplication of any amount paid in accordance with Section 2.4(e), if the amount equal to (x) the Relevant Purchase Price after reflecting the adjustments determined in accordance with Section 2.4(b), less (y) the amount paid by the Relevant Purchaser to the Seller on the Closing Date in accordance with Section 3.4(a)(i), or plus (z) the amount paid by the Seller to the Relevant Purchaser on the Closing Date in accordance with Section 3.4(a)(ii) (in respect of (y) and (z), as the case may be), is:
(i)a negative number, the Seller shall, within five Business Days after the final determination of such amount, pay to the Relevant Purchaser such amount in cash by wire transfer of immediately available funds, in Japanese Yen, to the bank account designated in writing by such Purchaser to the Seller; or
(ii)a positive number, the Relevant Purchaser shall, within five Business Days after the final determination of such amount, pay to the Seller such amount in cash by wire transfer of immediately available funds, in Japanese Yen, to the bank account designated in writing by the Seller to such Purchaser.
(e)In respect of each Membership Interest, without duplication of any amount paid in accordance with Section 2.4(d), (i) if any of the membership interest specified in Section 3.3(e) is less than the “GK Membership Interests” part of the Relevant Required Equity Amount required on the Closing Date, the Seller shall pay such shortfall to the Relevant Purchaser, (ii) if any indebtedness specified in Section 3.3(f) is more than the Relevant Maximum Debt Amount as of the Closing Date, the Seller shall pay 1% of such excess to the Relevant Purchaser and (iii) if the requirements specified in Section 3.3(g) are not satisfied, the Seller shall pay the amount of any Leakage or, if there are tokumei kumiai interests in the relevant Transferring Company, 1% of such Leakage, to the Relevant Purchaser. Any such payment shall be reduced by any adjustment to the Purchase Price agreed by the Seller and the Relevant Purchaser on the Closing Date, and shall otherwise be paid within five Business Days after the final determination of such amount, by wire transfer of immediately available funds, in Japanese Yen, to the bank account designated in writing by the Relevant Purchaser to the Seller.
(f)Unless otherwise required by applicable Law, any payment made in accordance with Section 2.4(d) shall be treated as an adjustment to the Relevant Purchase Price for applicable Tax purposes.

2.5Finance Project Adjustment.
(a)For each Finance Project, the Seller shall deliver to the Relevant Purchaser a copy of (i) a version of the facilities agreement that the Seller reasonably expects reflects the final terms and conditions of the facilities agreement for such Project at least two Business Days prior to the date it is executed and at least 10 Business Days prior to the Closing and (ii) the executed version of such facilities agreement no later than the next Business Day after the date it is executed. Within two Business Days from the delivery of such executed version to the Relevant Purchaser, the Seller or the Relevant Purchaser may notify the other in writing that the financial terms of such executed version differ from the financial terms for the financing assumed for the purposes of preparing the Relevant Financial Model for the relevant Project (any such notice, a “Finance Adjustment Notice”).
(b)By no more than three Business Days after the delivery of a Finance Adjustment Notice, the Seller and the Relevant Purchaser shall consult in good faith and amend the Relevant Financial Model for the relevant Project to reflect the financial terms of the relevant facilities agreement and, in implementing such amendments, shall use the same methodology as originally used to prepare such Relevant Financial Model (with the only difference being the value inputs of such different financial terms). Such amended model shall be treated as the Relevant Financial Model for all purposes of this Agreement from the date of this Agreement.
(c)By no more than three Business Days after amending the Relevant Financial Model for the relevant Project pursuant to Section 2.5(b), the Seller and the Relevant Purchaser shall consult in good faith to amend the Relevant Base Consideration, the Relevant Assumed Net Producer-Side Charges Reduction Amount, the Relevant Maximum Debt Amount and the Relevant Required Equity Amount, in each case to the extent required to reflect the amended Relevant Financial Model. For such mutual consultation, such Parties shall use the same methodology as originally used to prepare the amounts specified as the “Base Consideration”, “Assumed Net Producer-Side Charges Reduction Amount”, “Maximum Debt Amount” and “Required Equity Amount” for the relevant Project in Schedule 1 (Projects) (with the only differences being the amendments to the Relevant Financial Model implemented in accordance with Section 2.5(b)).
2.6Equity Adjustments.
(a)No later than five Business Days before the Closing Date, the Seller shall deliver to the Relevant Purchaser of each Pre-Finance Project reasonable evidence, such as invoices, transfer records, receipts or other evidence, for (i) all Relevant Project Spend in the following categories for each such Project: (A) engineering, procurement and/or construction; (B) interconnection; (C) insurance; and (D) solar modules and (ii) no less than 50% (in aggregate value) of all other Relevant Project Spend for each such Project related to development costs that are not included in (i). At any time during the Interim Period, each Relevant Purchaser may request the Seller to provide reasonable evidence of any other material Relevant Project Spend incurred with respect to a Pre-Finance Project, and the Seller shall use reasonable efforts to promptly provide such evidence to the Relevant Purchaser.
(b)With respect to each Transferring Company that holds a Pre-Finance Project, the “Relevant Equity Adjustment Amount” shall mean an amount equal to 1% of (i) the amount of the Relevant Closing Equity Amount attributable to (A) Relevant Project Spend and (B) cash held by such Transferring Company (excluding any cash contributed to such Transferring Company pursuant to Section 2.6(c) and any cash contributed to such Transferring Company pursuant to section 2.6(c) (Equity Adjustments) of the TK PSA), less (ii) the Relevant Required Equity Amount, in each case as of the Closing.

(c)At any time during the Interim Period, each Purchaser may request the Seller to contribute additional cash to the relevant Transferring Company to fund a reasonable amount of anticipated post-Closing expenditures. The Seller shall consider any such request in good faith and in the event that the Seller and the Relevant Purchaser agree, the Seller shall contribute such amount in cash to the relevant Transferring Company prior to the Closing (any such contribution, a “Cash Contribution”).
2.7Producer-Side Base Charges Regime.
(a)Charges Reflected. The Parties acknowledge that the Relevant Base Consideration for each Transferring Business used to calculate each Relevant Purchase Price reflects a reduction in respect of the expected net impact of certain power producer-side base charges (hatsuden gawa kakin) (the “Producer-Side Base Charges”) on the relevant Project (the “Relevant Net Producer-Side Charges Reduction Amount”) equal to the Relevant Assumed Net Producer-Side Charges Reduction Amount, on the basis of the following assumptions:
(i)Producer-Side Base Charges will apply in respect of the relevant Project in an amount calculated by the formula of ¥75/kW per month and ¥0.25/kWh;
(ii)an adjustment amount (such as that shown in the slides distributed at the 32nd Massive Renewable Introduction Committee of METI’s official council held on May 12, 2021) will be deducted from the Producer-Side Base Charges (the “Grid Charge Adjustment Amount”) in an amount calculated by the formula of ¥0.5/kWh; and
(iii)the applicable period of the Producer-Side Base Charges and the Grid Charge Adjustment Amount is the period between April 1, 2024 and the end of the applicable FIT procurement period.
(b)Post-Closing Adjustments for Producer-Side Base Charges Regime.
(i)If METI adopts definitive regulations with respect to the Producer-Side Base Charges and the Grid Charge Adjustment Amount (the “METI Wheeling Regulations”) on or before the date 18 months from the date of this Agreement, and the parameters applicable under such METI Wheeling Regulations differ from the assumptions set forth in Section 2.7(a) (including, for the avoidance of doubt, if no Producer-Side Base Charges and/or Grid Charge Adjustment Amount are applicable to the Projects under such METI Wheeling Regulations), then the Parties shall, as soon as reasonably practicable after such date, consult in good faith to recalculate each Relevant Net Producer-Side Charges Reduction Amount under the METI Wheeling Regulations (each such recalculated amount, the “Relevant Adjusted Net Producer-Side Charges Reduction Amount”). For such mutual consultation, the Parties shall use a methodology similar to the methodology used to calculate the Relevant Assumed Net Producer-Side Charges Reduction Amount to the extent possible.

(ii)In respect of each Project, if the difference between the Relevant Adjusted Net Producer-Side Charges Reduction Amount and the Relevant Assumed Net Producer-Side Charges Reduction Amount (the “Relevant Producer-Side Charges Adjustment Amount”) (A) is a positive amount, the Seller shall pay such amount to the Relevant Purchaser or (B) is a negative amount, the Relevant Purchaser shall pay such amount to the Seller, in each case by wire transfer of immediately available funds, in Japanese Yen, to the bank account designated by such Purchaser or the Seller (as the case may be), with any bank charges, fees or expenses in respect of such payment being borne by the payer, within 30 Business Days from the date on which the Relevant Producer-Side Charges Adjustment Amount is agreed between the Seller and such Purchaser, provided that the Relevant Producer-Side Charges Adjustment Amount to be paid under this Section 2.7(b)(ii) by the Seller or the Relevant Purchaser in respect of each Project shall not exceed the “Maximum Producer-Side Charges Adjustment Amount” set forth in the relevant Part of Schedule 1 (Projects).
(iii)For the avoidance of doubt, if METI does not adopt the METI Wheeling Regulations on or before the date 18 months from the date of this Agreement, then no Relevant Adjusted Net Producer-Side Charges Reduction Amount shall be calculated and no Relevant Producer-Side Charges Adjustment Amount shall be payable under this Section 2.7(b).
(c)Continued Observance. If any Purchaser intends to transfer all or any material portion of the equity interests, business or assets of any Transferring Company or Project to any Person at a time when any Relevant Producer-Side Charges Adjustment Amount may become payable to the Seller in respect of any Project then held by such Transferring Company (in the case of a transfer of the equity interests of a Transferring Company) or such Project (in the case of a transfer of the business or assets of any Project), then before such transfer, such Purchaser shall, and shall cause such Person to, enter into a written agreement with the Seller, in a form reasonably acceptable to the Seller and such Purchaser, under which such Person agrees to the provisions of this Section 2.7 as though such Person was the “Purchaser” of each Project then held by such Transferring Company (in the case of a transfer of the equity interests of a Transferring Company) or such Project (in the case of a transfer of the business or assets of any Project). Notwithstanding the foregoing, the relevant Purchaser shall continue to be jointly and severally liable with each such Person in respect of the obligations under this Section 2.7.
2.8Earn-out Mechanisms.
(a)Project26 Accelerated NTP. If a “notice to proceed” is delivered or work otherwise commences under any engineering, procurement and/or construction contract for an Earn-out Project (each, an “Earn-out Trigger Event”) before [***] (the “Earn-out Outside Date”), the Project26 Purchaser shall pay to the Seller on the date determined in accordance with Section 2.8(b) an amount equal to the “Accelerated NTP Earn-out Amount” for such Project as set forth in the relevant Part of Schedule 1 (Projects) (each, an “Earn-out Amount”).
(b)Payment. In the event that an Earn-out Trigger Event has occurred for any Earn-out Project before the Earn-out Outside Date, the Project26 Purchaser shall pay the Earn-out Amount with respect to such Earn-out Project within 10 Business Days from the earlier of (i) the date on which an Earn-out Liquidity Event has occurred in respect of such Project and (ii) the Earn-out Outside Date, by wire transfer of immediately available funds, in

Japanese Yen, to the bank account designated by the Seller, with any bank charges, fees or expenses in respect of such payment being borne by the Project26 Purchaser. Unless otherwise required by applicable Law, any such payment shall be treated as an adjustment to the Relevant Purchase Price in respect of Project26 for applicable Tax purposes.
(c)Covenants. The Project26 Purchaser shall, and shall cause each of its Affiliates to:
(i)promptly supply the Seller with such information or evidence as the Seller may reasonably request from time to time to (A) establish whether any Earn-out Trigger Event or Earn-out Liquidity Event has occurred or (B) calculate or review the Project26 Purchaser’s calculation of any amount payable in connection with any Earn-out Trigger Event;
(ii)act in good faith in respect of the Project26 Purchaser’s obligations under this Section 2.8; and
(iii)not take any action or do any other thing with the primary intention of (A) avoiding any of the Project26 Purchaser’s obligations under this Section 2.8 or (B) otherwise reducing any amount that may become payable to the Seller in accordance with this Section 2.8.
(d)Continued Observance. If (i) the Project26 Purchaser intends to transfer all or any material portion of the equity interests, business or assets of Project26 or any Earn-out Project to any Person and (ii) no Earn-out Amount would be payable to the Seller upon such transfer but (iii) an Earn-out Amount may become payable to the Seller in respect of any Earn-out Project then held by Project26 (in the case of a transfer of the equity interests of Project26) or such Project (in the case of a transfer of the business or assets of any Earn-out Project), then before such transfer, the Project26 Purchaser shall, and shall cause such Person to, enter into a written agreement with the Seller, in a form reasonably acceptable to the Seller and the Project26 Purchaser, under which such Person agrees to the provisions of this Section 2.8 as though such Person was the “Purchaser” of each Earn-out Project then held by Project26 in respect of which an Earn-out Amount may become payable to the Seller (in the case of a transfer of the equity interests of Project26) or such Project (in the case of a transfer of the business or assets of any Earn-out Project). Notwithstanding the foregoing, the Project26 Purchaser shall continue to be jointly and severally liable with each such Person in respect of the obligations under this Section 2.8.
3.CLOSING
3.1Closing. Provided that this Agreement is not terminated in accordance with Article 12, the purchase and sale of the Membership Interests pursuant to Section 2.1 (the “Closing”) shall take place simultaneously on the “DevCo Closing Date” under the Business PSA (the “Closing Date”).
3.2Closing Conditions of the Seller. The obligation of the Seller to consummate the Transaction is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived by the Seller:
(a)Representations and Warranties of each Purchaser. (i) The representations and warranties made by each Purchaser set forth in Sections 8.1

(Organization; Power and Authority; Enforceability), 8.2(a) (No Conflicts; No Permits), 8.5 (Not Insolvent), 8.6 (Brokers and Other Advisors) and 8.8 (Antisocial Forces) shall be true and correct in all but minimal respects and (ii) the other representations and warranties made by each Purchaser set forth in Article 8 shall be true and correct in all material respects, in each case (i) and (ii) as of the Closing Date.
(b)Obligations of each Purchaser. Each Purchaser shall have performed or observed, in all material respects, all of its obligations that are to be performed or observed under this Agreement by the Closing Date.
(c)No Adverse Order. There shall not have been any Proceedings instituted or Order issued by any Governmental Authority or any change in Law that has the effect of making the Closing illegal or otherwise restrains in any material respect, prohibits or invalidates the Closing by any Party.
(d)Financing Arrangements.
(i)(A) Each relevant Transferring Company holding a Finance Project shall have entered into a facilities agreement as required under and in accordance with Section 2.5(a) and (B) a disbursement under each such agreement shall have been made to the relevant Transferring Company.
(ii)For each Finance Adjustment Notice delivered pursuant to Section 2.5(a) (if any), the Seller and the Relevant Purchaser shall have agreed upon amendments to the Relevant Financial Model in accordance with Section 2.5(b) and amendments to the Relevant Base Consideration, the Relevant Assumed Net Producer-Side Charges Reduction Amount, the Relevant Maximum Debt Amount and the Relevant Required Equity Amount in accordance with Section 2.5(c).
(iii)The Finance Parties under the Finance Documents for each relevant Transferring Company shall have granted all consents and approvals required for (i) the execution and performance of this Agreement by the Seller and (ii) the release of the Seller and its Affiliates (other than the Transferring Companies) from any and all obligations under such Finance Documents (including the Seller Credit Support), in each case without (A) resulting in any breach, event of default or acceleration under such Finance Documents or (B) requiring any amendment, waiver or modification to such Finance Documents that is adverse to any Transferring Company or Purchaser in any material respect (in respect of each Project, the “Finance Consent and Release”).
(e)Seller Credit Support. The Purchasers or their Affiliates shall have assumed (effective as of the Closing Date) all of the obligations of the Seller and its Affiliates (other than the Transferring Companies) under the Seller Credit Support and (ii) the Seller shall have received (effective as of the Closing Date) a full release from each counterparty thereto and/or beneficiary thereof in form and substance reasonably satisfactory to the Seller.
(f)Run-Off Insurance. The Purchasers shall have delivered to the Seller copies of documents evidencing that the Purchasers have obtained, at the Purchasers’ cost, a non-cancelable run-off insurance policy:
(i)to provide insurance coverage for six years from the Closing Date for events, acts or omissions relating to any Transferring Business occurring on or prior to the Closing Date for all individuals who were directors, managers or officers of any Transferring Company on or prior to the Closing Date; and
(ii)which contains terms and conditions no less favorable to the insured individuals than the directors’, managers’ or officers’ liability coverage maintained by the Seller or any Transferring Company as of the date of this Agreement.
(g)DSAs. Each of FS Japan Project4 GK, FS Japan Project1 GK, FS Japan Project27 GK, FS Japan Project 6 GK and FS Japan Project26 GK shall have entered into a separate DSA with the Seller, dated as of the Closing Date.
(h)Delivery of Approval Documents. The following documents shall have been delivered by each Purchaser to the Seller:
(i)copies of the documents evidencing the approval of the execution and performance of this Agreement by the decision making body of such Purchaser; and
(ii)a certificate by an authorized officer of such Purchaser substantially in the form of Exhibit B (Form of Closing Certificate), dated as of the Closing Date.
3.3Closing Conditions of the Purchasers. The obligation of the Purchasers to consummate the Transaction is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived by the Purchasers:
(a)Representations and Warranties of the Seller. (i) The representations and warranties made by the Seller set forth in Sections 6.1 (Organization; Power and Authority; Enforceability), 6.2(a) (No Conflicts; No Permits), 6.3 (Title), 6.12 (Not Insolvent), 6.22 (Brokers and Other Advisors) and 6.24 (Antisocial Forces) shall be true and correct in all but minimal respects and (ii) the other representations and warranties made by the Seller set forth in Article 6 shall be true and correct except where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect, in each case (i) and (ii) as of the Closing Date (except to the extent any such representation and warranty is expressly related to any particular earlier date, in which case as of such date).
(b)Obligations of the Seller. The Seller shall have performed or observed, in all material respects, all of its obligations that are to be performed or observed under this Agreement by the Closing Date.
(c)No Adverse Order. There shall not have been any Proceedings instituted or Order issued by any Governmental Authority or any change in Law that has the effect of making the Closing illegal or otherwise restrains in any material respect, prohibits or invalidates the Closing by any Party.
(d)Financing Arrangements.
(i)(A) Each relevant Transferring Company holding a Finance Project shall have entered into a facilities agreement as required under and in accordance with Section 2.5(a) and (B) a disbursement under each such agreement shall have been made to the relevant Transferring Company.

(ii)For each Finance Adjustment Notice delivered pursuant to Section 2.5(a) (if any), the Seller and the Relevant Purchaser shall have agreed upon amendments to the Relevant Financial Model in accordance with Section 2.5(b) and amendments to the Relevant Base Consideration, the Relevant Assumed Net Producer-Side Charges Reduction Amount, the Relevant Maximum Debt Amount and the Relevant Required Equity Amount in accordance with Section 2.5(c).
(iii)The Finance Parties under the Finance Documents for each relevant Transferring Company shall have granted a Finance Consent and Release.
(e)Funding of Required Amounts. For each Finance Project, neither (i) the membership interest in the relevant Transferring Company held by the Seller on the Closing Date nor (ii) the tokumei kumiai interests in the relevant Transferring Company held by the relevant TK PSA Seller on the Closing Date, shall be less than the Relevant Required Equity Amount.
(f)Maximum Debt. For each Development Project, the maximum indebtedness for borrowed money owed by the relevant Transferring Company as of the Closing Date shall not be more than the Relevant Maximum Debt Amount.
(g)Leakage. No Leakage shall have occurred in respect of any Transferring Company between the date of this Agreement and the Closing.
(h)Module Procurement Undertaking. The Seller shall have delivered to each Purchaser other than the Project26 Purchaser a Module Procurement Undertaking duly executed by First Solar, Inc.
(i)Module Purchase Change Order / Warranty Amendment. The Seller shall have delivered to the Relevant Purchaser of each of the Kyoto Project, the Hitakokusai Project, the Shimo-Onuki Project, the Handa Project and the Minami Ueno-Cho Project (i) a change order to the module purchase orders for each such Project (other than the Hitakokusai Project), reflecting the updated prices for such purchase orders as shown in the Relevant Financial Model and (ii) an amendment to the First Solar Limited Warranty Terms and Conditions for such Project substantially in the form of Exhibit D (Form of Module Warranty Amendment), each duly executed by the Seller.
(j)Extensions of Leased Real Property Agreements. The Seller shall have delivered to each Relevant Purchaser (i) extensions of the Leased Real Property Agreements executed by the relevant Land Companies for the Yatsubo Project, the Momura Project and the Shimo-Onuki Project whereby the term is extended to at least 30 years from the expected commercial operation date and (ii) such documents necessary for the registration of such extensions in the relevant real property registry, in each case in form and substance (including the term of the extension) reasonably satisfactory to the Seller and each Relevant Purchaser.
(k)DSAs. Each of FS Japan Project4 GK, FS Japan Project1 GK, FS Japan Project27 GK, FS Japan Project 6 GK and FS Japan Project26 GK shall have entered into a separate DSA with the Seller, dated as of the Closing Date.
(l)Delivery of Documents. The following documents shall have been delivered by the Seller to the Purchasers:

(i)copies of the documents evidencing the approval of the execution and performance of this Agreement by the decision making body of the Seller;
(ii)a certificate by an authorized officer of the Seller substantially in the form of Exhibit B (Form of Closing Certificate), dated as of the Closing Date;
(iii)a written consent in respect of each Transferring Company substantially in the form of Exhibit C (Form of Seller Consent), duly stamped by the Seller; and
(iv)a seal certificate of the Seller issued within three months prior to the Closing Date.
3.4Deliveries and Closing Actions. On the Closing Date, upon satisfaction of the conditions set forth in Sections 3.2 and 3.3:
(a)in respect of each Membership Interest, if the Relevant Purchase Price is:
(i)a positive number, the Relevant Purchaser shall pay such amount by wire transfer of immediately available funds, in Japanese Yen, to the Seller Bank Account, with any bank charges, fees or expenses in respect of such payment being borne by such Purchaser; or
(ii)a negative number, the Seller shall pay such amount by wire transfer of immediately available funds, in Japanese Yen, to the bank account designated in writing by the Relevant Purchaser to the Seller, with any bank charges, fees or expenses in respect of such payment being borne by the Seller; and
(b)the Seller shall deliver to the Purchasers the documents referred to in Section 3.3(k) to the extent such documents have not already been delivered to the Purchasers.
All of the actions to be taken and documents to be executed and delivered at the Closing (as provided in this Section 3.4) shall be deemed to be taken, executed and delivered simultaneously, and no such action, execution or delivery will be effective until all are complete.
4.PRE-CLOSING COVENANTS
4.1Conduct of Business.
(a)Subject to Section 4.1(b), and except (x) as otherwise contemplated by this Agreement or (y) as otherwise consented to or approved in advance in writing by the Relevant Purchaser (which consent or approval shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, in respect of each Transferring Company, the Seller shall, and shall cause such Transferring Company to:
(i)conduct the Transferring Business in the ordinary course of business;

(ii)not (A) amend, revise or change in any material respect, (B) waive any material right under or (C) terminate, in each case any Finance Document or other Material Contract, other than the amendments referred to in Section 3.3(i);
(iii)perform and observe its obligations to be performed and observed under each Material Contract in all material respects;
(iv)not submit any application to METI for a change in the Business Plan of any Project other than the “Business Plan Change Applications” identified as “Expected” in the relevant Part of Schedule 1 (Projects);
(v)in the case of such Transferring Company only, not amend or restate any of its Constituent Documents;
(vi)not incur any Leakage;
(vii)not deviate in any material respect from the investments, expenditures and costs set forth in the Relevant Financial Model; and
(viii)in the case of such Transferring Company only, except as required by applicable Law or J-GAAP, not change, in any material respect, its Tax practices or policies (including making, rescinding or modifying any Tax election, changing any method of accounting or taxable period, settling any Tax controversy, requesting any Tax ruling or incentive, surrendering any right to claim a Tax refund, offset or other reduction in Tax liability, or amending any Tax Return), in each case except in the ordinary course of business consistent with past practice.
(b)The Seller shall not be in breach of Section 4.1(a) if it or any Transferring Company:
(i)enters into any Contract or arrangement with MinamiYamashiro Village in connection with land parcels relating to the Kyoto Project on terms substantially similar to those set forth in the draft land exchange agreement with MinamiYamashiro Village disclosed in the VDR;
(ii)complies with or performs any obligation under any Contract or arrangement entered into by the Seller or such Transferring Company either (A) before the date of this Agreement, provided that such Contract or arrangement was fairly disclosed to the Relevant Purchaser in any of the Disclosure Sources or (B) during the Interim Period, provided that such Contract or arrangement was (I) approved by the Relevant Purchaser or (II) entered into in accordance with Section 4.1(b)(i);
(iii)repays, or causes the repayment of, any amounts payable by FS Japan Project24 GK or FS Japan Project25 GK to the Seller under any intercompany loan Contract disclosed in the VDR using proceeds from cash contributions made to such Transferring Company during the Interim Period;
(iv)takes any action reasonably necessary to comply with (A) applicable Law or (B) any request of a Governmental Authority or utility;
(v)takes any action reasonably necessary under circumstances that are reasonably likely to (A) endanger the safety of individuals or (B) pose an immediate threat of material damage to any material assets or properties, provided that the Relevant Purchaser is notified as soon thereafter as practicable; or
(vi)takes any action reasonably necessary to give effect to or comply with the terms of the Transaction Documents, which shall include incurring any costs or fees in connection with the consummation of the Transaction.
(c)For the avoidance of doubt, no action taken by the Seller in accordance with Section 4.1(b) shall constitute a waiver of any of the representations or warranties of the Seller in Article 6, nor a waiver of the conditions set forth in Section 3.3.
4.2No Other Contact. During the Interim Period, no Purchaser shall, and each Purchaser shall cause that its Affiliates and its and its Affiliates’ respective representatives do not, contact or correspond with any manager, employee, supplier, contractor, vendor or other Person associated with the Seller, its Affiliates or the Transferring Business with respect to the Transferring Business, except (a) with the prior written consent of the Seller, such consent not to be unreasonably withheld or delayed or (b) in the circumstances set forth in Section 4.3.
4.3Lender Discussions.
(a)During the Interim Period, the Seller shall facilitate the Relevant Purchaser’s participation in any discussions with any potential lender to any Transferring Company that has not entered into project financing.
(b)As soon as reasonably practicable after the date of this Agreement, the Seller shall introduce the Relevant Purchaser to the relevant Finance Parties in respect of each Finance Project for the purpose of satisfying the conditions set forth in Sections 3.2(d) and (e) and 3.3(d), provided that such Purchaser shall facilitate the Seller’s participation in any subsequent discussions with such Finance Parties in respect of satisfying such conditions.
4.4Efforts to Close.
(a)Efforts to Consummate. Each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Closing.
(b)Efforts to Comply. If any objections are asserted with respect to the Transaction under any Law or if any suit is instituted (or threatened to be instituted) by any Governmental Authority or other Person challenging the Closing as a violation of any Law or that would otherwise prohibit or materially impair or materially delay the Closing, each Party shall use its commercially reasonable efforts to resolve any such objections or suits so as to permit the Closing without material modification to the terms of this Agreement.
4.5Continuing Due Diligence. During the Interim Period, the Seller shall continue to (a) afford the Purchasers and their authorized representatives (including independent public accountants and attorneys) reasonable access to the employees and business and financial records of the Transferring Companies and (b) furnish to the Purchasers and their authorized representatives (including independent public accountants and attorneys) such additional information concerning the assets, properties and operations of the Transferring Companies, in both cases as reasonably necessary for the Purchasers to conduct financial due diligence of the Transferring Companies for the purposes of satisfying the conditional exclusion of the financial statements of the Transferring Companies as set forth in the W&I Policy.
4.6Disclosure Supplements. The Seller may from time to time during the Interim Period, but in no event later than the fifth Business Day before the Closing Date, notify the Purchasers in writing of the existence or happening of any fact, event or occurrence that has occurred after the date of this Agreement and that should be included as an exception to a representation and warranty made by the Seller under Article 6 to make such representation and warranty true and correct as of the Closing Date (each such written disclosure, a “Disclosure Supplement”). With respect to the matters disclosed in any such Disclosure Supplement:
(a)if the Purchasers have the right to, but elect not to, terminate this Agreement with respect to any fact, event or occurrence set forth in a Disclosure Supplement in accordance with Section 12.1(d) or (e), in each case within five Business Days of its receipt of such Disclosure Supplement, then the Purchasers shall be deemed to have waived their right to so terminate this Agreement with respect to the facts, events and occurrences set forth in such Disclosure Supplement;
(b)no fact, event or occurrence set forth in such Disclosure Supplement shall be given any effect for purposes of determining whether any Purchaser is entitled to indemnification under Article 9 from the Closing Date; and
(c)any fact, event or occurrence set forth in such Disclosure Supplement shall be treated as an exception to the representations and warranties made by the Seller under Article 6 solely for the purposes of determining whether the conditions set forth in Section 3.3(a) have been satisfied, unless such fact, event or circumstance (i) would, together with all related matters disclosed in a Disclosure Supplement, reasonably be expected to have a Material Adverse Effect or (ii) constitutes a material breach of any of the Fundamental Warranties.
4.7Notification of Relevant Circumstances. In the event that, at any time during the Interim Period, the Seller recognizes any (a) material non-performance of its obligations under this Agreement, (b) event or circumstance that makes it impossible to satisfy the conditions set forth in Section 3.3 or (c) event or circumstance that is reasonably expected to cause the foregoing to occur, the Seller shall immediately notify the Purchasers in writing to such effect and of the details of the same.
5.POST-CLOSING COVENANTS
5.1Further Assurances. Each Party agrees that from time to time after the Closing Date and at the written request of any other Party, it shall execute and deliver such further instruments, and take such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement with respect to the Closing.
5.2Inter-Company Payables. To the extent that the Seller is unable to extinguish by the Closing all accounts payable owed to the Seller by any Transferring Company that holds a Pre-Finance Project, then within 15 Business Days after the Closing Date, for each such Transferring Company, the Seller shall deliver to the Relevant Purchaser a statement setting forth with reasonable evidence therefor all expenditures made by the Seller on behalf of the relevant Transferring Company that were still owed by such Transferring Company to the Seller as of the Closing (the “Closing IC Payables”). By no more than five Business Days after the delivery of such statement and the evidence therefor to the Relevant Purchaser, the Seller and the Relevant Purchaser shall consult in good faith and finalize the Closing IC Payables. Within five Business Days after finalization of the Closing IC Payables, the Relevant Purchaser shall pay the Seller for all such Closing IC Payables, by wire transfer of immediately available funds, in Japanese Yen, to the bank account designated in writing by the Seller to the Relevant Purchaser. Unless otherwise required by applicable Law, any payment made in accordance with this Section 5.2 shall be treated as an adjustment to the Relevant Purchase Price for applicable Tax purposes.
6.REPRESENTATIONS AND WARRANTIES OF THE SELLER
Subject to Section 4.6, Article 7 and the exceptions and qualifications set forth in Schedule 2 (Disclosure Schedule), the Seller represents and warrants to each Purchaser as of the date of this Agreement and as of the Closing Date (except for those representations and warranties expressly made as of a certain date, in which case, as of such date) as follows:
6.1Organization; Power and Authority; Enforceability. The Seller (a) is a godo kaisha duly established and validly existing under the laws of Japan, (b) has full power and authority to execute and deliver the Transaction Documents to which it is or is intended to be a party and to perform all its obligations and exercise all its rights under such Transaction Documents, (c) has taken all necessary action to authorize the execution and delivery of, and the performance of its obligations under, such Transaction Documents in accordance with their terms and (d) has duly executed and delivered the Transaction Documents to which it is or is intended to be a party as of the date this representation and warranty is made. Assuming the due authorization, execution and delivery by the other parties to the Transaction Documents, the Transaction Documents to which it is or is intended to be a party as of the date this representation and warranty is made constitute valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general or by general principles of equity (the “Bankruptcy Exception”).
6.2No Conflicts; No Permits.
(a)Subject to the satisfaction of the conditions set forth in Section 3.2 and section 3.2 (Closing Conditions of the Seller) of the Business PSA, the execution and delivery by the Seller of the Transaction Documents to which it is or is intended to be a party do not, and the consummation of the Transaction and all other transactions contemplated by such Transaction Documents will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Seller under, any provision of (i) the Constituent Documents of the Seller or (ii) any Law applicable to the Seller or its properties or assets, other than, in the case of clause (ii) above, any such items that would not reasonably be expected to, individually or in the aggregate, (A) prevent or materially delay consummation of the Transaction or (B) have a Material Adverse Effect.
(b)Subject to the satisfaction of the conditions set forth in Section 3.2 and section 3.2 (Closing Conditions of the Seller) of the Business PSA, no Permit is required to be obtained or made by or with respect to the Seller in connection with the execution and delivery of the Transaction Documents to which it is or is intended to be a party or performance by the Seller of the Transaction and all other transactions contemplated by such Transaction Documents, other than such items the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, (i) prevent or materially delay consummation of the Transaction or (ii) have a Material Adverse Effect.
6.3Title.
(a)The Seller is the sole and legal beneficial owner of 100% of the Membership Interests, and is transferring all such Membership Interests to the Purchasers free and clear of any Liens (other than Permitted Liens).
(b)There are no (i) membership interests in any Transferring Company other than the Membership Interests owned by the Seller and transferred hereunder or (ii) outstanding rights, options, warrants, rights of first refusal, calls, preemptive rights, conversion rights, subscriptions, commitments or other agreements pursuant to which the Seller or any Transferring Company is, or may be, obligated to sell or issue any other membership interest in any Transferring Company.
6.4Constitution.
(a)Each Transferring Company is (i) a godo kaisha duly formed and validly existing under the laws of Japan and has the corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on the relevant Transferring Business and (ii) duly qualified to do business in each jurisdiction in which the nature of its business or properties makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.
(b)As of the date of this Agreement, the amount of capital contributions in relation to the Membership Interest of (i) each Transferring Company other than Project26 is as set forth in the relevant Part of Schedule 1 (Projects) and (ii) Project26 is [***].
(c)As of the date of this Agreement, the amount of tokumei kumiai contributions to each Transferring Company is as specified in the relevant Part of Schedule 1 (Projects).
6.5Other Equity Interests. No Transferring Company holds any equity interests in any Person.
6.6Material Contracts.
(a)True, complete and correct copies of each Material Contract, and all of the amendments, modifications and supplements thereto (other than any (i) Contracts, amendments, modifications and supplements entered into to satisfy the conditions set forth in Section 3.2 or 3.3 or any other Transaction Document or (ii) other Transaction Document), have been disclosed in the VDR.
(b)Each Material Contract constitutes valid and legally binding obligations of the Seller or a Transferring Company (as applicable) and, to the Knowledge of the Seller, the other parties thereto, enforceable against such parties in accordance with their terms, except (i) as such enforceability may be limited by the Bankruptcy Exception,

(ii) where the rights and obligations thereunder may be subordinated or otherwise limited or restricted under the terms of the Finance Documents or (iii) where such failure to constitute a valid and legally binding obligation or be enforceable does not have a Material Adverse Effect.
(c)No default by the Seller and/or a Transferring Company (as applicable) or, to the Knowledge of the Seller, any other Person, has occurred and is continuing in respect of any Material Contract that has had or would reasonably be expected to have a Material Adverse Effect.
6.7Related Party Agreements. Immediately before the Closing, other than the Seller Credit Support, each Module Procurement Undertaking, each module supply Contract and each DSA between the Seller and certain Transferring Companies, the other Transaction Documents, each Contract that has been or will be transferred to a NewCo in accordance with the Business PSA and any Closing IC Payables, there will be no credit support documents or other outstanding Contracts, loans, accounts payable, accounts receivable or other amounts owed between any Transferring Company, on the one hand, and the Seller or any of its current or former officers, directors, investors or Affiliates (other than each Leased Real Property Agreement with a Land Company), on the other hand.
6.8Real Property.
(a)Each Transferring Company has lawful surface rights, easements or other rights of use and access to its Leased Real Property necessary to conduct its business as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect.
(b)There are no Proceedings pending or threatened in writing to (i) condemn or take any Leased Real Property, (ii) declare any Leased Real Property or any material part of it a nuisance or (iii) exercise the power of eminent domain or a similar power with respect to all or any material part of any Leased Real Property. To the Knowledge of the Seller, the Leased Real Property does not contain any site for city planning roads or other city facilities for which a city planning decision has been made.
(c)The spreadsheets identified in the definition of “Leased Real Property Agreements” contain complete and accurate legal descriptions of all Leased Real Property Agreements.
(d)Each Leased Real Property Agreement was concluded and perfected, and is existing, validly and legally, free and clear of all Liens other than Permitted Liens. There are no grounds for the cancellation or termination of any Leased Real Property Agreement.
(e)Except as set forth in the spreadsheets identified in the definition of “Leased Real Property Agreements”, there are no material leases, land purchase agreements or other similar agreements relating to real property to which any Transferring Company is a party.
(f)There is no unlawful infringement on any Leased Real Property by the buildings or structures of the adjacent lands. There is no unlawful infringement on the adjacent lands by any Transferring Company or the buildings or structures of any Transferring Company.
As of the Closing Date, each representation and warranty in this Section 6.8 made in respect of the Kyoto Project and FS Japan Project 6 GK is subject to the exception and qualification that the land used by the Kyoto Project will transfer to an Affiliate of Kyoto Solar Plant L.P. on or around the Closing Date under the “Kyoto Land Transfer Agreement” as defined in the Business PSA.
6.9Assets. Each Transferring Company has good and valid title to, or valid leasehold interests in, all material tangible assets currently being used by it, in each case duly perfected under applicable Laws (to the extent such perfection is legally possible, reasonably practicable and reasonably necessary) free and clear of all Liens (other than Permitted Liens). To the Knowledge of the Seller, there is no defect (including legal defect) in any assets of any Transferring Company that could reasonably be expected to have a Material Adverse Effect.
6.10Insurance. All premiums with respect to the material insurance policies maintained by the Transferring Companies with respect to the Transferring Businesses have been duly paid, and no written notice of default, cancellation, non-renewal, termination, material premium increase or other material change in prospective coverage has been received by any Transferring Company with respect to any such insurance policies and all such insurance policies are in full force and effect.
6.11Proceedings.
(a)There are no (i) material Proceedings by or before any court, tribunal or other Governmental Authority or threatened in writing against the Seller or otherwise in respect of any Transferring Company or Transferring Business that, if adversely determined or (ii) material outstanding Orders in respect of (and which are adverse to) the Seller, any Transferring Company or any Transferring Business that, in each case (i) and (ii), would reasonably be expected to (x) prevent, impede or delay the ability of the Seller to perform its obligations or consummate the transactions contemplated under the Transaction Documents to which it is or is intended to be a party or (y) have a Material Adverse Effect. To the Knowledge of the Seller, there is no reasonable expectation that the foregoing (i) or (ii) will be filed or commenced.
(b)To the Knowledge of the Seller, there has been no event giving rise to a right to claim for indemnification under any product warranty or performance warranty given by the supplier of a solar battery module, power conditioner, mount or any other part of any Project.
6.12Not Insolvent. Neither the Seller nor any Transferring Company is insolvent or unable to make payments as and when they come due, nor has it suspended payments to its creditors, and no petition has been filed with respect to the Seller or any Transferring Company for commencement of bankruptcy, civil rehabilitation, special liquidation or other insolvency Proceedings (or other equivalent procedures), nor does any cause for such Proceedings exist. The execution or performance of this Agreement will not cause the Seller or any Transferring Company to become insolvent or to not make or suspend such payments, and to the Knowledge of the Seller, there is no risk that such events would occur.
6.13Compliance with Law.

(a)The Seller is in compliance with all Laws applicable to it, except where failure to be in compliance would not reasonably be expected to (i) prevent, impede or delay the ability of the Seller to perform its obligations or consummate the transactions contemplated under the Transaction Documents to which it is or is intended to be a party or (ii) have a Material Adverse Effect.
(b)Each Transferring Company is in compliance with all Laws applicable to it, except where failure to be in compliance does not have and would not reasonably be expected to have a Material Adverse Effect.
(c)No material notice, charge, claim, action or assertion has been received in writing by the Seller or any Transferring Company from any Governmental Authority alleging any material violation of any Laws that materially affect any Transferring Company.
The representations and warranties in this Section 6.13 do not apply to environmental matters (which are governed exclusively by Section 6.14), Permit matters (which are governed exclusively by Section 6.15) or Tax matters (which are governed exclusively by Section 6.18).
6.14Environmental Matters.
(a)To the Knowledge of the Seller, (i) each Transferring Business is in compliance with all applicable Environmental Laws, including with all Permits (if any) issued thereunder and (ii) the Leased Real Property is free from soil contamination by any Designated Hazardous Substances, except in each case (i) and (ii), as does not have and would not reasonably be expected to have a Material Adverse Effect.
(b)There are no material Environmental Claims pending or threatened in writing in respect of any Transferring Business by or before any Governmental Authority pursuant to any applicable Environmental Law that has or would reasonably be expected to have a Material Adverse Effect.
(c)Neither the Seller nor any Transferring Company has received any written notice from any Person, including any Governmental Authority, alleging that any Transferring Business is in material violation of any applicable Environmental Law or otherwise is materially liable under any Environmental Law.
6.15Permits. (a) Each Transferring Company has all material Permits currently required under any Law (including, to the Knowledge of the Seller, any Environmental Law) to carry on its Transferring Business in all material respects, (b) each such Permit has been duly obtained, was validly issued, is in full force and effect in all material respects, and no Proceedings before any Governmental Authority are pending or threatened in writing seeking injunction, material modification or revocation of any such Permit, (c) no Transferring Company is in material violation of or in material default under any such Permit, (d) to the Knowledge of the Seller, grounds for revocation of such Permits have not occurred and (e) to the Knowledge of the Seller, there are no events or circumstances that would reasonably be expected to result in any Transferring Company not receiving the Permits necessary to conduct the Transferring Business, in each case of (a) to (e), except as would not reasonably be expected to have a Material Adverse Effect.
6.16Financial Statements. The Financial Statements provided to the Purchasers:

(a)were prepared in accordance with J-GAAP;
(b)give a true and fair view of (if audited) or fairly present (if unaudited) the financial condition of the Transferring Companies as at the end of, and results of operations for, the periods to which such financial statements relate (in the case of unaudited financial statements, subject to (i) normal recurring year-end adjustments (the effect of which are not, individually or in the aggregate, expected to be material) and (ii) the absence of footnote disclosures and other presentation items (that, if presented, are not expected to differ materially from those included in audited statements)); and
(c)disclose all liabilities (contingent or otherwise), and the reserves, if any, for such liabilities and all unrealized or anticipated liabilities and losses arising from commitments entered into by the Transferring Companies, in each case to the extent required to be disclosed in accordance with J-GAAP.
6.17Absence of Changes.Since the Reference Financial Statement Date, each Transferring Company has conducted its Transferring Business in the ordinary course of business consistent with its past custom and practice, except, in respect of the period between the date of this Agreement and the Closing Date, to the extent contemplated by the exceptions set forth in Section 4.1(b). Further, between the Reference Financial Statement Date and the date of this Agreement, there has been no event that has had or is likely to have a Material Adverse Effect.
6.18Tax Matters.
(a)Each Transferring Company has filed, or has caused to be filed, all material Tax Returns that it is required to have filed (taking into account all applicable extensions validly obtained), and all such Tax Returns were true, complete and correct.
(b)Each Transferring Company has timely paid all Taxes to the appropriate Tax Authority, whether or not reflected on such Tax Returns (other than those Taxes that it is contesting in good faith by appropriate proceedings which are disclosed in Schedule 2 (Disclosure Schedule) and for which adequate reserves have been recorded on the financial statements in accordance with J-GAAP). Each Transferring Company has correctly withheld and timely remitted to the appropriate Tax Authority all Taxes required by applicable Law to have been withheld and remitted in connection with amounts paid, distributed or owing to the Seller or any employee, independent contractor, creditor, shareholder, vendor or Affiliate of the Seller or any “Seller” under the TK PSA.
(c)No Transferring Company has granted any waiver of or agreed to any extension with respect to any statute of limitations on the assessment or collection of any Tax.
(d)No material audit, examination or administrative proceeding initiated by any Governmental Authority with respect to any Taxes of any Transferring Company is currently pending.
(e)No Governmental Authority has asserted in writing any deficiency or assessment, or proposed in writing any adjustment, for any material Taxes of any Transferring Company that have not been paid or settled.

(f)There are no Tax liens upon the assets of any Transferring Company, other than Permitted Liens.
(g)No Transferring Company has entered into any Tax sharing agreement or similar contractual agreement to share liability with another Person or indemnify another Person for Taxes other than (i) any commercially customary gross-up or indemnification provisions on borrowings, derivatives or leases and (ii) any such agreement that addresses responsibility for Taxes in a commercially customary manner and the primary purpose of which is not the sharing or allocation of or indemnity for Tax liabilities.
(h)No Transferring Company has been a member of any affiliated, consolidated, combined, unitary or similar group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person except as disclosed in Schedule 2 (Disclosure Schedule) or any Disclosure Supplement. No Transferring Company has any liability for the Taxes of any other Person under Section 1.1502-6 of the U.S. Treasury Regulations (or any similar provision of applicable state, local or non-U.S. Law) or as a transferee or successor.
(i)Neither the Seller nor any Transferring Company has received notice of any claim by a Governmental Authority in a jurisdiction where a Transferring Company or Transferring Business does not file Tax Returns that such Transferring Company or Transferring Business is or may be subject to taxation or required to collect and remit Taxes in that jurisdiction. To the Knowledge of the Seller, no Transferring Company or Transferring Business has, or has ever had, a permanent establishment or engaged in a trade or business for applicable Tax purposes in any country other than Japan.
(j)For U.S. federal income Tax purposes each Transferring Company is treated as a partnership or is disregarded as a separate entity from its owner.
Subject to Sections 6.16 and 6.17, this Section 6.18 constitutes all of the Seller’s representations and warranties with respect to Taxes, and no other representation or warranty in this Agreement shall be construed to apply to any matter relating to Taxes. Nothing in this Section 6.18 or elsewhere in this Agreement shall be construed as a representation or warranty with respect to the amount or availability of any net operating loss, capital loss, tax credit carryover or other Tax asset or attribute of the Seller nor any Transferring Company in any Post-Closing Tax Period.
6.19Limited Purpose Entity / No Employees. Each Transferring Company at all times has engaged only in the solar power business and has not engaged in any other business. No Transferring Company has or has ever had any employees. No Transferring Company has maintained, sponsored, administered or participated in any employee benefit plan or arrangement. No Transferring Company has any liability to any past or present employee, officer, director, manager or agent of such Transferring Company or any or its Affiliates.
6.20FIT.
(a)The procurement period and feed-in-tariff of each Project under the FIT Act is as set forth in the relevant Part of Schedule 1 (Projects). There are no grounds or, to the Knowledge of the Seller, reasonable expectation of any grounds, for modification or cancellation of such procurement period or feed-in-tariff. Without limiting the generality of the foregoing, with respect to the Yatsubo Project and Orido Project only, to the Knowledge of the Seller, there are no grounds or reasonable expectation of any grounds for the relevant utility to require the relevant Transferring Company to resubmit an application for the grid connection for the relevant Project.
(b)The Business Plan for each Project has obtained accreditation from the Minister of Economy, Trade and Industry as set forth in Article 9 Paragraph 3 of the FIT Act (or is deemed to have obtained accreditation pursuant to Article 4 Paragraph 1 of the Supplementary Provisions for the 2016 Act to Amend FIT Act). Such accreditation is valid, and there are no grounds or, to the Knowledge of the Seller, any reasonable expectation of grounds, for the modification or rescission of such accreditation.
(c)All pending applications to METI for a change in the Business Plan of any Project are described in Schedule 1 (Projects), and no such change, if approved, could reasonably be expected to result in any modification or cancellation of the procurement period or feed-in-tariff for such Project.
(d)To the Knowledge of the Seller, no grounds for rescission of recognition, as set forth in each of the items in Article 15 of the FIT Act, exist with respect to any Business Plan Authorization.
(e)With respect to the Yatsubo Project and Orido Project only, the Seller has been informed orally by the relevant utility that the grid connection date is expected to occur in February 2023.
6.21Disclosure of Information. To the Knowledge of the Seller, the Seller has disclosed to the Purchasers or their advisors all of the material information in the possession of the Seller and its Affiliates relating to the Transferring Companies and the Transferring Businesses that would reasonably be expected to materially affect the investment decision by the Purchasers.
6.22Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Seller, in each case where any Purchaser or Transferring Company may become liable.
6.23Anti-Corruption. None of the Seller, any Transferring Company nor any of their respective directors, officers or employees has offered, authorized, made or paid, directly or indirectly, any bribes, kickbacks or other similar payments or offers or transfers of value to any Government Official (or to another Person at the request or with the assent or acquiescence of such Government Official) in connection with obtaining or retaining business or to secure an improper advantage in connection with any Transferring Business; nor have any of them, directly or indirectly, committed any violation of any applicable Law that relates to bribery, corruption or money laundering, such as the Unfair Competition Prevention Act of Japan (Act No. 47 of 1993) and the US Foreign Corrupt Practices Act 1977.
6.24Antisocial Forces. None of the Seller, any Transferring Company nor any of their respective directors, officers, shareholders or, to the Knowledge of the Seller, employees or agents, is an Antisocial Force or falls under the definition of Antisocial Force or has any (a) relationships by which its management is considered to be controlled by any Antisocial Force, (b) relationships by which any Antisocial Force is considered to be involved substantially in its management, (c) relationships by which it is considered to unlawfully utilize any Antisocial Force for the purpose of securing unjust advantage for itself or any third party or of causing damage to any third party, (d) relationships by which it is considered to offer funds or provide benefits to any Antisocial Force or (e) persons involved substantially in its management having socially condemnable relationships with any Antisocial Force.
7.LIMITATIONS ON REPRESENTATIONS AND WARRANTIES OF THE SELLER
7.1Only Representations and Warranties in Article 6. Notwithstanding anything to the contrary in any other provision of this Agreement, it is the intent of each Party that the Seller is not making any representation or warranty whatsoever, express, implied, statutory or otherwise, except for the representations or warranties set forth in Article 6, and the Purchasers acknowledge and agree that the Membership Interests, and by virtue of their acquisition of the Membership Interests under this Agreement, each Transferring Company, each Transferring Business and its equipment and other assets, are being taken by them subject to all faults, “as is” and “where is”, subject only to the representations and warranties of the Seller set forth in Article 6.
7.2Disclaimer. Except for the representations and warranties of the Seller set forth in Article 6, the Seller expressly disclaims and negates any representation or warranty, express or implied, statutory or otherwise, in particular relating to the condition of each Transferring Company, each Transferring Business and its equipment and other assets (including any implied or express warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials, or the presence, absence, release, disposal or discharge of any Hazardous Materials).
7.3Non-reliance. The Purchasers agree not to rely on any representation or warranty made by the Seller with respect to the condition, merchantability, quality or state of the Membership Interests, any Transferring Company or any Transferring Business or its equipment and other assets except for those representations and warranties set forth in Article 6. Rather, the Purchasers agree, except as provided in Article 6, to rely solely and exclusively upon their own evaluation of the Membership Interests, each Transferring Company and each Transferring Business and its equipment and other assets.
7.4No Other Assurances. This Agreement is the result of extensive negotiations among the Parties and no other assurances, representations or warranties about the condition, merchantability, quality or state of the Membership Interests, any Transferring Company or any Transferring Business or its equipment and other assets were made by the Seller, any Transferring Company or any of their respective Affiliates in the inducement to enter into this Agreement, except as provided in this Agreement.
7.5Projections. In connection with the Purchasers’ due diligence investigation, the Purchasers and their representatives have received from the Seller and its representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding each Transferring Company and each

Transferring Business (together, “Projections”). Except as set forth expressly in this Agreement, the Purchasers acknowledge and agree that:
(a)there are uncertainties inherent in attempting to make such Projections with which the Purchasers are familiar, and that no assurances can be given that such Projections are accurate or will be realized;
(b)the Purchasers are taking full responsibility for making their own evaluation of the adequacy and accuracy of all Projections so provided (including the reasonableness of the assumptions underlying such Projections), and the Purchasers shall have no claim (and expressly waives any claim) against the Seller or its representatives with respect thereto;
(c)neither the Seller nor its representatives has made or is making any express or implied representation or warranty with respect to such Projections (including the reasonableness of the assumptions underlying such Projections); and
(d)the Purchasers are fully qualified to evaluate the provided information and make their own determination as to whether to proceed with the Transaction and assume the risks contemplated thereby.
8.REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER
Each Purchaser represents and warrants to the Seller as of the date of this Agreement and as of the Closing Date as follows:
8.1Organization; Power and Authority; Enforceability. Such Purchaser (a) is an entity duly established and validly existing under the laws of its jurisdiction of establishment, (b) has full power and authority to execute and deliver the Transaction Documents to which it is or is intended to be a party and to perform all its obligations and exercise all its rights under such Transaction Documents, (c) has taken all necessary action to authorize the execution and delivery of, and the performance of its obligations under, such Transaction Documents in accordance with their terms and (d) has duly executed and delivered the Transaction Documents to which it is or is intended to be a party as of the date this representation and warranty is made. Assuming the due authorization, execution and delivery by the other parties to the Transaction Documents, the Transaction Documents to which it is or is intended to be a party as of the date this representation and warranty is made constitute valid and legally binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their terms, except as such enforceability may be limited by the Bankruptcy Exception.
8.2No Conflicts; No Permits.
(a)Subject to the satisfaction of the conditions set forth in Section 3.3 and section 3.3 (Closing Conditions of each Purchaser) of the Business PSA, the execution and delivery by such Purchaser of the Transaction Documents to which it is or is intended to be a party do not, and the consummation of the Transaction and all other transactions contemplated by such Transaction Documents will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such

Purchaser under, any provision of (i) the Constituent Documents of such Purchaser or (ii) any Law applicable to such Purchaser or its properties or assets, other than, in the case of clause (ii) above, any such items that would not reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of the Transaction.
(b)Subject to the satisfaction of the conditions set forth in Section 3.3 and section 3.3 (Closing Conditions of each Purchaser) of the Business PSA, no Permit is required to be obtained or made by or with respect to such Purchaser in connection with the execution and delivery of the Transaction Documents to which it is or is intended to be a party or performance by such Purchaser of the Transaction and all other transactions contemplated by such Transaction Documents, other than such items the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of the Transaction.
8.3Proceedings. There are no (a) material Proceedings by or before any court, tribunal or other Governmental Authority or threatened in writing against such Purchaser that, if adversely determined or (b) material outstanding Orders in respect of (and which are adverse to) such Purchaser that, in each case (a) and (b), would reasonably be expected to prevent, impede or delay the ability of such Purchaser to perform its obligations or consummate the transactions contemplated under the Transaction Documents to which it is or is intended to be a party.
8.4Sufficient Funds. Such Purchaser has sufficient funds on hand or available to it under the MI PSA ECL or otherwise to pay the Relevant Purchase Price on the Closing Date.
8.5Not Insolvent. Such Purchaser is not insolvent or unable to make payments as and when they come due, and has not suspended payments to its creditors, and no petition has been filed with respect to such Purchaser for commencement of bankruptcy, civil rehabilitation, special liquidation or other insolvency Proceedings (or other equivalent procedures), nor does any cause for such Proceedings exist. The execution or performance of this Agreement will not cause such Purchaser to become insolvent or to not make or suspend such payments, and to the Knowledge of such Purchaser, there is no risk that such events would occur.
8.6Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of such Purchaser, in each case where the Seller may become liable.
8.7Anti-Corruption. Neither such Purchaser nor any of its directors, officers or employees has offered, authorized, made or paid, directly or indirectly, any bribes, kickbacks or other similar payments or offers or transfers of value to any Government Official (or to another Person at the request or with the assent or acquiescence of such Government Official) in connection with obtaining or retaining business or to secure an improper advantage; nor have any of them, directly or indirectly, committed any violation of any applicable Law that relates to bribery, corruption or money laundering, such as the Unfair Competition Prevention Act of Japan (Act No. 47 of 1993) and the US Foreign Corrupt Practices Act 1977.
8.8Antisocial Forces. Neither such Purchaser nor any of its directors, officers, shareholders or, to the Knowledge of such Purchaser, employees or agents, is an Antisocial

Force or falls under the definition of Antisocial Force or has any (a) relationships by which its management is considered to be controlled by any Antisocial Force, (b) relationships by which any Antisocial Force is considered to be involved substantially in its management, (c) relationships by which it is considered to unlawfully utilize any Antisocial Force for the purpose of securing unjust advantage for itself or any third party or of causing damage to any third party, (d) relationships by which it is considered to offer funds or provide benefits to any Antisocial Force or (e) persons involved substantially in its management having socially condemnable relationships with any Antisocial Force.
9.W&I POLICY; INDEMNIFICATION
9.1Survival.
(a)Survival of Covenants. All of the covenants or other agreements contained in this Agreement shall survive until the first to occur of (i) the expiration by their terms of the obligations of the applicable Party under such covenant and (ii) such covenant being fully performed or fulfilled, unless non-compliance with such covenants or agreements is expressly waived in writing by each Party entitled to such performance.
(b)Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing for 12 months, except that the representations and warranties set forth in Section 6.18 shall survive the Closing for 36 months. Notwithstanding the foregoing, all rights and claims under the W&I Policy are subject to the terms and conditions thereof and are not subject to the limitations set forth in this Section 9.1(b).
9.2W&I Policy.
(a)The Purchasers shall obtain and maintain the W&I Policy.
(b)Within five Business Days from the date of this Agreement, the Purchasers shall deliver to the Seller a copy of the signed and stamped (if applicable) W&I Policy.
(c)Each Purchaser shall:
(i)take all commercially reasonable steps (which shall not require the Purchaser to initiate any litigation or arbitration) to enforce the terms of the W&I Policy in respect of any Losses that such Purchaser suffers or incurs in relation to any breach or inaccuracy of the representations and warranties of the Seller in this Agreement (other than the Excluded Warranties);
(ii)not agree to any amendment, variation or waiver of the W&I Policy that could reasonably be expected to have an adverse impact on the Seller (or take any other action that has a similar effect) without the prior written consent of the Seller;
(iii)not novate, or otherwise assign its rights under, the W&I Policy (or take any other action that has a similar effect) other than:
(A)with the prior written consent of the Seller; or

(B)to (I) any of its Affiliates or (II) a subsequent purchaser or transferee of all or a substantial portion of any Transferring Business, provided that in each case (I) and (II), each such Person undertakes to the Seller, in a form reasonably acceptable to the Seller, to be bound by the provisions of this Article 9 as though such Person was a “Purchaser”;
(iv)satisfy on a timely basis those conditions to coverage explicitly set forth in the W&I Policy, and pay when due all premiums, fees, costs and taxes associated therewith;
(v)not take any action that could reasonably be expected to cause the W&I Policy or the rights of any party thereunder to be terminated, cancelled, amended or limited in a manner that (A) could vitiate the W&I Policy or (B) could otherwise reasonably be expected to have an adverse impact on the Seller; and
(vi)(A) ensure that the W&I Policy (I) includes an express waiver of the Insurer’s rights of subrogation, contribution and express rights acquired by assignment against the Seller, except to the extent that any Warranty Claim arises out of or results from fraud of the Seller, in which case the Insurer shall only be entitled to subrogate to the extent of the rights of recovery relating directly to the fraud of the Seller and (II) acknowledges the rights of the Seller as a third party beneficiary in respect of such waiver and (B) not agree to any amendment, variation or waiver of the foregoing (or take any other action that has a similar effect) without the prior written consent of the Seller.
(d)The Purchasers acknowledge and agree that:
(i)the Seller has entered into this Agreement in reliance on the W&I Policy being obtained and maintained by the Purchasers; and
(ii)notwithstanding any other provision in this Agreement or the W&I Policy, the other provisions of this Article 9 shall apply for the benefit of the Seller with respect to any Warranty Claim despite any vitiation, expiry or termination of, default under or failure to take out or enforce, the W&I Policy.
9.3Availability of Indemnification for Warranty Claims. Notwithstanding any other provision in this Agreement, the Seller shall not be liable in respect of, and no Purchaser may make, any Warranty Claim, except to the extent that such Warranty Claim:
(a)arises out of or results from fraud of the Seller;
(b)is in respect of any of the Excluded Warranties; or
(c)(i) is in respect of any of the representations and warranties of the Seller (including the Fundamental Warranties) other than the Excluded Warranties and (ii) such Purchaser has first sought recourse against the W&I Policy in respect of such Warranty Claim in accordance with Section 9.2(c)(i).
9.4Indemnification by the Seller. Subject to the other provisions of this Article 9, from and after the Closing Date, the Seller shall indemnify, defend and hold harmless the Purchasers, the Transferring Companies, their respective Affiliates and each of their respective officers, directors, employees and agents (the “Purchaser Indemnified

Parties”) from and against any Losses incurred by any Purchaser Indemnified Party as a result of (collectively, the “Purchaser Indemnity Claims”):
(a)any breach or inaccuracy of any representation or warranty of the Seller contained in this Agreement; or
(b)any breach of any covenant or agreement by the Seller under this Agreement.
9.5Indemnification by each Purchaser. Subject to the other provisions of this Article 9, from and after the Closing Date, each Purchaser shall indemnify, defend and hold harmless the Seller, its Affiliates and each of their respective officers, directors, employees and agents (the “Seller Indemnified Parties”) from and against any Losses incurred by any Seller Indemnified Party as a result of (collectively, the “Seller Indemnity Claims”):
(a)any breach or inaccuracy of any representation or warranty of such Purchaser contained in this Agreement; or
(b)any breach of any covenant or agreement by such Purchaser under this Agreement.
9.6Mitigation. Without prejudice to any rights otherwise provided hereunder, each Party shall reasonably cooperate with each other Party with respect to resolving any claim or liability with respect to which one Party is or may be obligated to indemnify another under this Agreement, including by making all reasonable efforts to mitigate or resolve any such claim or liability after such Party gains actual knowledge of such claim or liability.
9.7Indirect Damages. No Indemnifying Party shall have any liability under this Agreement for any punitive, incidental, consequential, special or indirect damages (including lost profits, operating losses and loss of operation time), except to the extent that any such damages are (a) awarded in a third-party claim against an Indemnified Party or (b) damages (excluding any punitive, incidental, consequential, special or indirect damages (including lost profits, operating losses and loss of operation time)) incurred by any “Purchaser” under any other Transaction Document arising or resulting from a breach of this Agreement.
9.8Indemnity Claims Capped.
(a)Subject to Section 9.8(b), the aggregate liability of the Seller in respect of Losses based upon, arising out of or otherwise in respect of Section 9.4(a) shall be capped at, and may not exceed:
(i)in respect of any of the Excluded Warranties, [***], provided that the aggregate liability of all “Sellers” under the Transaction Documents in respect of all of the “Excluded Warranties” in the Transaction Documents shall not exceed the foregoing amount;
(ii)in respect of any of the Fundamental Warranties, the “Fundamental Indemnification Cap” specified in the relevant Part of Schedule 1 (Projects) for the relevant Transferring Business, provided that the aggregate liability of all “Sellers” under the Transaction Documents in respect of all of the “Fundamental Warranties” in the Transaction Documents shall not exceed the foregoing amount with respect to such Transferring Business; and

(iii)in respect of any of the representations and warranties other than the Excluded Warranties and the Fundamental Warranties (A) the extent to which a corresponding claim under the W&I Policy (I) has eroded the Seller Borne Retention or (II) would have eroded the Seller Borne Retention had no claims in respect of the Fundamental Warranties eroded any part of the Retention and (B) in any event, in the aggregate, an amount equal to 50% of the Retention.
(b)Subject to Sections 9.8(a)(i) and (ii), the maximum aggregate liability of the Seller under Section 9.4 and of the Purchasers under Section 9.5 shall not, in either case, exceed [***] of an amount equal to (i) the Purchase Price hereunder, plus (ii) the “Relevant Purchase Price” paid to each “Seller” under any other Transaction Document with respect to any Transferring Company or its Transferring Business, less (iii) the aggregate amount of all Cash Contributions (if any).
9.9Indemnity Claim Procedures.
(a)Claim Notice. As soon as reasonably practicable after any Party becomes aware of any event or condition that could reasonably be expected to result in a Loss for which the Purchaser Indemnified Parties (in the case of a Purchaser) or the Seller Indemnified Parties (in the case of the Seller) are entitled to an Indemnity Claim, such Party (the “Claimant”) shall give notice in writing of such Indemnity Claim (a “Claim Notice”) to the Seller (in the case where the Claimant is a Purchaser Indemnified Party) or the relevant Purchaser (in the case where the Claimant is a Seller Indemnified Party) (the “Indemnifying Party”). A Claim Notice must describe the Indemnity Claim in reasonable detail and must indicate the amount (estimated if necessary, and only to the extent feasible) of the Loss that has been or may be suffered by the Claimant.
(b)Delay in Claim Notice. A Claim Notice may only be given in respect of (i) any covenant or other agreement within six months of such covenant or other agreement ceasing to survive in accordance with Section 9.1(a) or (ii) any representation or warranty while such representation or warranty survives in accordance with Section 9.1(b). Subject to the foregoing, no delay in or failure to give a Claim Notice by the Claimant to the Indemnifying Party under Section 9.9(a) shall adversely affect any of the other rights or remedies that the Claimant has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Claimant except to the extent that such delay or failure has prejudiced the Indemnifying Party.
(c)Claim Response. The Indemnifying Party shall respond in writing to the Claimant (a “Claim Response”) within 30 days after the date that the Claim Notice is sent by the Claimant (the “Response Period”). Any Claim Response must specify whether or not the Indemnifying Party disputes the Indemnity Claim described in the Claim Notice. If the Indemnifying Party fails to give a Claim Response within the Response Period, then the Indemnifying Party shall be deemed not to dispute the Indemnity Claim described in the related Claim Notice, and the Indemnifying Party shall be obligated to pay the Claimant the amount of Losses specified in the Claim Notice, subject to the limitations contained in this Article 9. If the Indemnifying Party delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Claim Notice, then the Indemnifying Party and the Claimant shall settle the dispute in accordance with Section 13.4.

9.10Further Limitations on Purchaser Indemnity Claims. No Purchaser Indemnified Party shall be entitled to make any Purchaser Indemnity Claim in connection with any Loss:
(a)to the extent that (i) any Purchaser had Knowledge of a breach of any representation or warranty by the Seller giving rise to such Purchaser Indemnity Claim as of the date of this Agreement or (ii) any information that would cause a breach of any representation or warranty giving rise to such Purchaser Indemnity Claim has been fairly disclosed in any of the Disclosure Sources;
(b)if such Loss arises out of or is increased as a result of the Seller’s compliance with the terms of this Agreement;
(c)if such Loss arises out of or is increased as a result of any action of any Purchaser Indemnified Party after the Closing Date;
(d)if a claim for such Loss was recovered by any Purchaser Indemnified Party under this Agreement or any other Transaction Document;
(e)if a Purchaser Indemnified Party has received or is reasonably expected to receive any insurance proceeds (including under the W&I Policy) or any indemnity, contribution or other similar payments, in each case in respect of the same Loss (i.e. there shall be no double recovery nor unjust enrichment); or
(f)to the extent that such Loss occurs as the result of (i) any decision of any court or tribunal or the passing or coming into force of or any change in any Law or requirement of any Governmental Authority or utility after the date of this Agreement or (ii) any increase in rates of taxation after the date of this Agreement.
9.11Fraud. The limitations set forth in this Article 9 shall not apply in respect of any Losses that arise out of or result from the fraud of the Indemnifying Party or its Affiliates.
9.12No Set-Off. No Party shall have any right to set off any unresolved Indemnity Claim against (a) any payment due under this Agreement or (b) any payment due under any other Transaction Document.
9.13Tax Treatment. Unless otherwise required by applicable Law, any indemnification payment made in accordance with this Agreement shall be treated as an adjustment to the Relevant Purchase Price for applicable Tax purposes.
9.14Exclusive Remedies. The Parties acknowledge and agree that:
(a)prior to the Closing Date, the sole and exclusive remedies of each Party for any breach of the representations, warranties and obligations in this Agreement shall be to (i) refuse to consummate the Closing to the extent that its conditions precedent have not been satisfied or waived and (ii) terminate this Agreement to the extent permitted under Article 12 (in which case, the provisions of Section 12.3 shall apply to the extent stated therein);
(b)from and after the Closing Date, the sole and exclusive remedies of the Parties for any breach of the representations, warranties and obligations in this Agreement and any certificate delivered in accordance with this Agreement shall be the indemnification obligations under Section 9.4 or 9.5 (as the case may be), other than any breach due to fraud; and
(c)this Section 9.14 is not intended to, and does not, restrict any rights or claims that any Purchaser Indemnified Party may have under the W&I Policy.
9.15Exclusion of Statutory Liability for Non-Conformity to Contract (“Keiyaku-Futekigo-Sekinin”). Even if the Transferring Companies, the Transferring Businesses or the Membership Interests fail to satisfy the type (shurui), quality (hinshitsu) or quantity (suryo) as agreed under this Agreement, or otherwise fail to satisfy the explicit purpose of this Agreement with respect to such type, quality or quantity (collectively, “Non-Conformity”), no Purchaser may seek a remedy against the Seller in the manner set forth in Article 562 of the Civil Code of Japan (Act No. 89 of 1896), to mitigate or otherwise fix or eliminate such Non-Conformity by the repair of the subject properties or assets (mokuteki-butsu-no-shuho), the delivery of substitute properties / assets (daitai-butsu-no-hikiwatashi), or delivery of any deficient part of such properties / assets (fusoku-bun-no-hikiwatashi); provided, however, that this Section 9.15 shall not exclude the Seller’s liability under Section 9.4.
9.16No Expansion of Liability. Notwithstanding any other provision in this Agreement, despite any novation, assignment or transfer of any Purchaser’s rights and/or obligations under this Agreement or the W&I Policy, the aggregate liability of the Seller shall not exceed the liability that the Seller would have had if no such novation, assignment or transfer had occurred.
10.TAX MATTERS
10.1Cooperation; Information. After the Closing, each Party shall, and shall cause its Affiliates to, reasonably cooperate and provide each other Party with such information relating to the Transferring Business or any Transferring Company as such other Party may reasonably request in connection with (a) filing any Tax Return or other Tax filing, (b) determining any Tax liability or right to refund of Taxes or (c) conducting or defending any audit or other Proceeding in respect of Taxes.
10.2Tax Allocation. The Purchase Price shall be allocated among the Membership Interests (and, to the extent required by applicable Law, further among the assets of each applicable Transferring Company) for all applicable Tax purposes and for the purposes of Section 9.8(a)(ii) in accordance with their respective fair market values in accordance with applicable Law (the “Tax Allocation”). Following the Closing, the Parties shall amend the Tax Allocation to reflect any adjustments to any Relevant Purchase Price made pursuant to this Agreement. The Parties shall (a) report the transactions contemplated by this Agreement in a manner consistent with the Tax Allocation unless otherwise required by applicable Law and (b) not take any position inconsistent with the Tax Allocation on any Tax Returns or in the course of any audit or Proceeding by any Tax Authority, Tax review or Tax proceeding relating to any Tax Returns unless required by applicable Law. Each Party shall notify each other Party of any inquiry, audit, investigation or other Proceeding by any Tax Authority, in each case, that relates to the Tax Allocation.

11.CONFIDENTIALITY AND ANNOUNCEMENTS
11.1Confidentiality.
(a)Each Party agrees that it shall not, and shall cause its Affiliates and its and their respective officers, directors, employees and agents to not, disclose the terms and conditions of this Agreement or the Transaction until the date falling two years after the date of this Agreement.
(b)The Seller agrees that it shall not, and shall cause its Affiliates and their respective officers, directors, employees and agents to not (i) disclose or use any Purchaser Confidential Information or (ii) disclose or use any Transferring Company Confidential Information after the Closing; provided, however, that the Seller, its Affiliates and their respective officers, directors, employees and agents may continue to use data that constitutes Transferring Company Confidential Information for the purposes of assessing and improving the products and services of the Seller and its Affiliates.
(c)Each Purchaser agrees that it shall not, and shall cause its Affiliates and their respective officers, directors, employees and agents to not (i) disclose or use any Seller Confidential Information or (ii) disclose or use any Transferring Company Confidential Information until after the Closing.
(d)The foregoing (a) through (c) shall not apply to any disclosure by any Party, its Affiliates or their respective officers, directors, employees or agents:
(i)in the case of each Purchaser, to existing general partners, limited partners, equity holders, members, managers, lenders and investors of such Purchaser and its Affiliates, in each case provided that such Person is informed by such Purchaser or its Affiliates of the confidential nature of such terms;
(ii)to its lenders, Affiliates and third party service providers, and to its and their respective legal, tax, financial or technical advisors for the purposes of receiving legal, tax, financial or technical advice from such advisors, in each case provided that such Person is informed by the applicable Party of the confidential nature of such terms;
(iii)with the prior written consent of the Seller or each Purchaser (as the case may be);
(iv)to the extent permitted in Section 11.2;
(v)to the extent required by applicable Law or the rules of any securities exchange on which such Party or such Party’s Affiliates’ securities are listed, provided that the disclosing Party provides the Seller or each Purchaser (as the case may be) with a reasonable opportunity to review and comment on such disclosure; or
(vi)in connection with any judicial, administrative or similar proceeding (including in response to oral questions, interrogatories or other requests for information or documents and/or in connection with a proceeding brought under Section 13.4), provided that each Party shall seek to limit such disclosures to the minimum information reasonably necessary under the circumstances.

(e)Each Party shall be responsible for any breach of Section 11.1(a), the Seller shall be responsible for any breach of Section 11.1(b) and each Purchaser shall be responsible for any breach of Section 11.1(c), in each case by (i) its Affiliates and its and their respective officers, directors, employees and agents and (ii) any other Person to whom such Party discloses information directly or indirectly in accordance with an exception set forth in Section 11.1(d)(i) or (ii), in each case as though each such Person was bound directly by the relevant Sections as a “Party”.
11.2Public Announcements and Press. Each Party agrees that no public announcement or press release concerning the Transaction shall be issued without the prior written consent of the Seller or each Purchaser (as the case may be) (which consent shall not be unreasonably withheld or delayed), except as such announcement or release may be required by Law or the applicable rules of any securities exchange (provided that the Party required to make such announcement or release provides the Seller or each Purchaser (as the case may be) with a reasonable opportunity to review and comment on such announcement or release).
12.TERMINATION; EFFECT OF TERMINATION
12.1Termination. This Agreement may be terminated at any time before the Closing:
(a)by mutual agreement among the Parties;
(b)by written notice from the Seller or each Purchaser to each Purchaser or the Seller (as the case may be) if the Closing has not occurred by the date falling six months after the date of this Agreement, as such date may be extended by mutual agreement among the Parties, provided that the failure of the Closing to occur by such date is not attributable to the Seller (in the case of termination by the Seller) or any Purchaser (in the case of termination by the Purchasers);
(c)by written notice from the Seller or each Purchaser to each Purchaser or the Seller (as the case may be) if after satisfaction of the requirements of Section 4.4, any court of competent jurisdiction or other Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Closing, and such order or other action shall not be subject to appeal or shall have become final and unappealable;
(d)by written notice from the Seller to each Purchaser if there shall have been a breach by any Purchaser of any of its representations and warranties in Section 8.8, or by written notice from each Purchaser to the Seller if there shall have been a breach by the Seller of any of its representations and warranties in Section 6.24; or
(e)subject to Section 4.6(a), by written notice from each Purchaser to the Seller if any fact, event or occurrence disclosed in any Disclosure Supplement (i) has had or would reasonably be expected to have, together with any related matter disclosed in any Disclosure Supplement, a Material Adverse Effect or (ii) constitutes a material breach of any of the Fundamental Warranties.
12.2Automatic Termination. This Agreement shall terminate automatically if the Business PSA is terminated in accordance with its terms.

12.3Effect of Termination. If this Agreement is terminated in accordance with Section 12.1 or 12.2, all rights and obligations of the Parties under this Agreement shall terminate without any liability on the part of any Party, except that (a) Article 11 (Confidentiality and Announcements), this Article 12 (Termination; Effect of Termination) and Article 13 (Miscellaneous) shall continue in effect and (b) nothing in this Article 12 shall relieve any Party from liability to any other Party for any breach of this Agreement arising prior to its termination, nor preclude any Party from seeking remedies under this Agreement or applicable Law.
13.MISCELLANEOUS
13.1Notices. All notices, requests, consents, agreements or other communications under this Agreement must be in writing to be effective and, without limiting any other means by which a Party may be able to prove that a notice has been received by another Party, shall take effect (or be deemed to have been given or delivered, as the case may be) (a) when delivered by hand, facsimile transmission (with confirmation of receipt) or email (i) during normal business hours of the recipient, on the Business Day of sending or (ii) outside normal business hours of the recipient, on the Business Day following the Business Day of sending or (b) when delivered by internationally recognized overnight courier, on the third Business Day following the Business Day of sending, in each case to such Party at its address (or number) set forth below or such other address (or number) as the Party may specify by notice:
If to the Seller:    350 West Washington Street, Suite 600
Tempe, Arizona 85281 USA
Attention: General Counsel
Email: [***]
If to any Purchaser:    20F Toranomon Towers Office
4-1-28 Toranomon, Minato-ku
Tokyo 105-0001, Japan
Attention: [***]
Facsimile: [***]
Email: [***]
13.2Successors and Assigns.
(a)This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement is personal to the Parties and, subject to Sections 13.2(b) and (c), no Party may assign or transfer its rights and/or obligations under this Agreement without the prior written consent of the Seller (in the case of an assignment or transfer by a Purchaser) or each Purchaser (in the case of an assignment or transfer by the Seller). Assignments or delegations made in violation of this Section 13.2(a) shall be null and void.
(b)Before the Closing, any Purchaser may assign all of its rights under this Agreement, together with all of its obligations under this Agreement, to an Affiliate that continues to be supported by the MI PSA ECL to the same extent as the original Purchaser under this Agreement.

(c)After the Closing, any Purchaser may assign any of its rights and/or obligations under this Agreement to any of its Affiliates, provided that such Purchaser shall continue to be jointly and severally liable with each such Affiliate in respect of any obligations assigned in accordance with this Section 13.2(c).
13.3Governing Law. This Agreement (including Section 13.4) is governed by, and shall be construed in accordance with, the laws of Japan, without giving effect to any conflicts of law or choice of law principles.
13.4Resolution of Disputes.
(a)Subject to Section 2.4, all disputes based upon, arising out of or related to this Agreement shall be submitted first to the senior management of each relevant Party for friendly resolution by negotiation for a period of up to 30 days. If such negotiation fails to resolve the dispute, the dispute shall finally be settled by arbitration conducted under the auspices of the ICC by a panel of three arbitrators appointed in accordance with, and the arbitration shall be conducted pursuant to, the ICC rules in effect on the date of arbitration.
(b)The seat and venue of the arbitration shall be, and the award shall be rendered in, Singapore. The arbitration shall be confidential and conducted in English. Any arbitration award made by the panel shall be binding and non-appealable and shall be the sole and exclusive dispute resolution mechanism used by the Parties with respect to any controversies, claims and disputes between or among them, provided the foregoing is without prejudice to a Party’s right to seek injunctive and equitable relief in a court of competent jurisdiction as available. The arbitrators will provide a detailed written statement of decision, which will be part of the arbitration award and admissible in any judicial proceeding to confirm, correct or vacate the award. Judgment upon the award may be entered in any court of competent jurisdiction.
(c)The out-of-pocket costs incurred in connection with the arbitration, such as the arbitrators’ fees and any administrative fees paid to the ICC, shall be shared equally by the claimant(s) and the respondent(s). All other costs of the arbitration, including attorneys’ fees and costs of investigation, shall be paid solely by the Party incurring such costs unless an award of attorneys’ fees or costs is expressly mandated by statute and the arbitrators specifically include an award of attorneys’ fees or costs in the award.
(d)The Parties waive the right to seek any punitive, incidental, consequential, special or indirect damages, and the arbitrators shall have no authority to award such damages, except as expressly provided in Article 9.
(e)The Parties expressly agree that (i) any claims arising out of or in connection with this Agreement and the other Transaction Documents may be made in a single arbitration and (ii) multiple arbitrations commenced under any such document may, at the request of a party, be consolidated into a single arbitration.
13.5Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
13.6Expenses. Except as otherwise provided in this Agreement, each Party agrees to pay, without right of reimbursement from any other Party, all costs and expenses incurred by it in connection with (a) the preparation and negotiation of the Transaction Documents and (b) the consummation of the Transaction, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Party.
13.7Transfer Taxes. All transfer, real estate transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes in connection with the Transaction (“Transfer Taxes”) shall be borne and paid by the Purchasers. The Purchasers shall file or cause to be filed in a timely manner all necessary documents (including all Tax Returns) with respect to such Transfer Taxes.
13.8Entire Agreement; Amendment.
(a)This Agreement contains the entire agreement among the Parties with respect to the transactions contemplated in this Agreement, and supersedes all prior written agreements and negotiations and oral understandings, if any, with respect thereto.
(b)Subject to Section 13.8(c), this Agreement (including its schedules and exhibits) may not be amended, supplemented or discharged except by an instrument in writing signed by each Party.
(c)If any amendment, supplement or discharge of or to this Agreement (including its schedules and exhibits) relates only to the rights and/or obligations of the Seller in respect of any one Purchaser and/or any one Purchaser in respect of the Seller, the instrument in writing to effect any such amendment, supplement or discharge shall be effective if signed at least by the Seller and such Purchaser.
13.9No Waiver. No failure to exercise and no delay in exercising any right, power or privilege of a Party shall operate as a waiver nor a consent to the modification of the terms of this Agreement unless given by that Party in writing.
13.10No Third Party Beneficiaries. Nothing herein, express or implied, is intended to or shall confer upon any Person other than the Parties any legal or equitable right, benefit or remedy of any nature whatsoever.
13.11Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, email (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
Seller:

FIRST SOLAR JAPAN GK By: Name: Title:
[Membership Interests Purchase and Sale Agreement]

Purchasers:

KYOTO SOLAR PLANT L.P. By: Kyoto Solar Plant Ltd., its General Partner By: Name: Title:	YATSUBO SOLAR PLANT L.P. By: Yatsubo Solar Plant Ltd., its General Partner By: Name: Title:
MOMURA SOLAR PLANT L.P. By: Momura Solar Plant Ltd., its General Partner By: Name: Title:	IWAKI SOLAR PLANT L.P. By: Iwaki Solar Plant Ltd., its General Partner By: Name: Title:
HITA SOLAR PLANT L.P. By: Hita Solar Plant Ltd., its General Partner By: Name: Title:	SHIMO ONUKI SOLAR PLANT L.P. By: Shimo Onuki Solar Plant Ltd., its General Partner By: Name: Title:
ORIDO SOLAR PLANT L.P. By: Orido Solar Plant Ltd., its General Partner By: Name: Title:	HANDA SOLAR PLANT L.P. By: Handa Solar Plant Ltd., its General Partner By: Name: Title:
TOCHIGI SOLAR PLANT L.P. By: Tochigi Solar Plant Ltd., its General Partner By: Name: Title:
[Membership Interests Purchase and Sale Agreement]

SCHEDULE 1
PROJECTS
Part 1: KYOTO PROJECT

Project Company	FS Japan Project 6 GK
Purchaser	Kyoto Solar Plant L.P.
Base Consideration	¥118,356,500
Assumed Net Producer-Side Charges Reduction Amount	¥983,144
Maximum Producer-Side Charges Adjustment Amount	¥983,144
Maximum Debt Amount	[***]
Required Equity Amount	GK Membership Interests: [***] Tokumei Kumiai Interests: [***]
Fundamental Indemnification Cap	¥11,835,650,000
Project	The approximately 37.5 MW-ac solar power project referred to as the “Kyoto Project” that is located in Kyoto and Mie prefectures and the subject of the METI Approval described below

METI Approval	Notification of Certification of Renewable Energy Based Electricity Generation Facility as of March 20, 2014 (METI ID: A781659D24)
Business Plan Change Applications	Pending: [***] Expected: [***]
Capital Contribution Amount	[***]
TK Contributions	[***]
Feed-in-tariff; purchase period	¥36/kWh; from Expected Commercial Operation Date to September 30, 2040
Expected Commercial Operation Date	March 31, 2023

Part 2: YATSUBO PROJECT

Project Company	FS Japan Project24 GK
Purchaser	Yatsubo Solar Plant L.P.
Base Consideration	¥31,834,565
Assumed Net Producer-Side Charges Reduction Amount	¥1,415,287
Maximum Producer-Side Charges Adjustment Amount	¥1,415,287
Maximum Debt Amount	[***]
Required Equity Amount	GK Membership Interests: [***] Tokumei Kumiai Interests: [***]
Fundamental Indemnification Cap	¥3,256,598,541
Project	The approximately 25.5 MW-ac solar power project referred to as the “Yatsubo Project” that is located in Tochigi prefecture and the subject of the METI Approval described below
METI Approval	Notification of Certification of Renewable Energy Based Electricity Generation Facility as of March 19, 2015 (METI ID: AF76968C09)

Business Plan Change Applications	Pending: [***] Expected: [***]
Capital Contribution Amount	[***]
TK Contributions	[***]
Feed-in-tariff; purchase period	¥32/kWh; from Expected Commercial Operation Date to October 25, 2041
Expected Commercial Operation Date	April 22, 2023

Part 3: MOMURA PROJECT

Project Company	FS Japan Project25 GK
Purchaser	Momura Solar Plant L.P.
Base Consideration	¥63,420,737
Assumed Net Producer-Side Charges Reduction Amount	¥3,000,314
Maximum Producer-Side Charges Adjustment Amount	¥3,000,314
Maximum Debt Amount	[***]
Required Equity Amount	GK Membership Interests: [***] Tokumei Kumiai Interests: [***]
Fundamental Indemnification Cap	¥6,425,022,209
Project
Together, the approximately:
•Momura North: 28.5 MW-ac solar power project referred to as the “Momura North Project”; and
•Momura South: 24.0 MW-ac solar power project referred to as the “Momura South Project”, in each case that is located in Tochigi prefecture and the subject of the METI Approval described below

METI Approval
•Momura North: Notification of Certification of Renewable Energy Based Electricity Generation Facility as of March 19, 2015 (METI ID: AF77776C09)
•Momura South: Notification of Certification of Renewable Energy Based Electricity Generation Facility as of March 19, 2015 (METI ID: AF77777C09)

Business Plan Change Applications	Pending: [***] Expected: [***]
Capital Contribution Amount	[***]
TK Contributions	[***]
Feed-in-tariff; purchase period	¥32/kWh; from Expected Commercial Operation Date to October 25, 2041
Expected Commercial Operation Date	April 29, 2023

Part 4: IWAKI WATANABE PROJECT

Project Company	FS Japan Project40 GK
Purchaser	Iwaki Solar Plant L.P.
Base Consideration	¥17,972,940
Assumed Net Producer-Side Charges Reduction Amount	¥997,297
Maximum Producer-Side Charges Adjustment Amount	¥997,297
Maximum Debt Amount	[***]
Required Equity Amount	GK Membership Interests: [***] Tokumei Kumiai Interests: [***]
Fundamental Indemnification Cap	¥2,277,530,146
Project	The approximately 21.0 MW-ac solar power project referred to as the “Iwaki Watanabe Project” that is located in Fukushima prefecture and the subject of the METI Approval described below
METI Approval	Notification of Certification of Renewable Energy Based Electricity Generation Facility as of March 4, 2020 (METI ID: A847548B07)

Business Plan Change Applications	Pending: [***] Expected: [***]
Capital Contribution Amount	[***]
TK Contributions	[***]
Feed-in-tariff; purchase period	¥12.85/kWh; for 20 years from Expected Commercial Operation Date (provided that the feed-in-tariff purchase period end date shall be no later than March 3, 2043)
Expected Commercial Operation Date	February 15, 2023

Part 5: HITAKOKUSAI PROJECT

Project Company	FS Japan Project4 GK
Purchaser	Hita Solar Plant L.P.
Base Consideration	¥69,580,333
Assumed Net Producer-Side Charges Reduction Amount	¥1,073,076
Maximum Producer-Side Charges Adjustment Amount	¥1,073,076
Maximum Debt Amount	[***]
Required Equity Amount	GK Membership Interests: [***] Tokumei Kumiai Interests: [***]
Fundamental Indemnification Cap	¥6,668,108,444
Project	The approximately 18.9 MW-ac solar power project referred to as the “Hitakokusai Project” that is located in Oita prefecture and the subject of the METI Approval described below
METI Approval	Notification of Certification of Renewable Energy Based Electricity Generation Facility as of March 31, 2014 (METI ID: A937919H44)

Business Plan Change Applications	Pending: [***] Expected: [***]
Capital Contribution Amount	[***]
TK Contributions	[***]
Feed-in-tariff; purchase period	¥36/kWh; for 20 years from Expected Commercial Operation Date (provided that the feed-in-tariff purchase period end date shall be no later than September 8, 2043)
Expected Commercial Operation Date	April 14, 2023

Part 6: SHIMO-ONUKI PROJECT

Project Company	FS Japan Project1 GK
Purchaser	Shimo Onuki Solar Plant L.P.
Base Consideration	¥52,293,359
Assumed Net Producer-Side Charges Reduction Amount	¥1,370,255
Maximum Producer-Side Charges Adjustment Amount	¥1,370,255
Maximum Debt Amount	[***]
Required Equity Amount	GK Membership Interests: [***] Tokumei Kumiai Interests: [***]
Fundamental Indemnification Cap	¥5,315,815,035
Project
Together, the approximately:
•SHV: 19.25 MW-ac solar power project referred to as the “SHV Project”;
•HV1: 1.99 MW-ac solar power project referred to as the “HV1 Project”;
•HV2: 1.99 MW-ac solar power project referred to as the “HV2 Project”; and
•HV4: 1.0 MW-ac solar power project referred to as the “HV4 Project”,

Project	in each case that is located in Tochigi prefecture and the subject of the METI Approval described below
METI Approval
•SHV: Notification of Certification of Renewable Energy Based Electricity Generation Facility as of March 31, 2014 (METI ID: AE00835C09)
•HV1: Notification of Certification of Renewable Energy Based Electricity Generation Facility as of March 31, 2014 (METI ID: AE00809C09)
•HV2: Notification of Certification of Renewable Energy Based Electricity Generation Facility as of March 31, 2014 (METI ID: AE00810C09)
•HV4: Notification of Certification of Renewable Energy Based Electricity Generation Facility as of March 31, 2014 (METI ID: AE00812C09)

Business Plan Change Applications	Pending: [***] Expected: [***]
Capital Contribution Amount	[***]
TK Contributions	[***]
Feed-in-tariff; purchase period	¥36/kWh; from Expected Commercial Operation Date to October 25, 2041
Expected Commercial Operation Date	June 14, 2023 (for HV1, HV2 and HV4) July 31, 2024 (for SHV)

Part 7: ORIDO PROJECT

Project Company	FS Japan Project B5 GK
Purchaser	Orido Solar Plant L.P.
Base Consideration	¥11,126,046
Assumed Net Producer-Side Charges Reduction Amount	¥746,308
Maximum Producer-Side Charges Adjustment Amount	¥746,308
Maximum Debt Amount	[***]
Required Equity Amount	GK Membership Interests: [***] Tokumei Kumiai Interests: [***]
Fundamental Indemnification Cap	¥1,174,896,374
Project	The approximately 13.5 MW-ac solar power project referred to as the “Orido Project” that is located in Tochigi prefecture and the subject of the METI Approval described below
METI Approval	Notification of Certification of Renewable Energy Based Electricity Generation Facility as of February 13, 2015 (METI ID: AF37785C09)

Business Plan Change Applications	Pending: [***] Expected: [***]
Capital Contribution Amount	[***]
TK Contributions	[***]
Feed-in-tariff; purchase period	¥32/kWh; from Expected Commercial Operation Date to October 25, 2041
Expected Commercial Operation Date	April 30, 2023

Part 8: HANDA PROJECT

Project Company	FS Japan Project27 GK
Purchaser	Handa Solar Plant L.P.
Base Consideration	¥35,870,506
Assumed Net Producer-Side Charges Reduction Amount	¥913,903
Maximum Producer-Side Charges Adjustment Amount	¥913,903
Maximum Debt Amount	[***]
Required Equity Amount	GK Membership Interests: [***] Tokumei Kumiai Interests: [***]
Fundamental Indemnification Cap	¥3,440,158,294
Project	The approximately 21.0 MW-ac solar power project referred to as the “Handa Project” that is located in Tochigi prefecture and the subject of the METI Approval described below
METI Approval	Notification of Certification of Renewable Energy Based Electricity Generation Facility as of February 13, 2015 (METI ID: AF37783C09)

Business Plan Change Applications	Pending: [***] Expected: [***]
Capital Contribution Amount	[***]
TK Contributions	[***]
Feed-in-tariff; purchase period	¥32/kWh; from Expected Commercial Operation Date to October 25, 2041
Expected Commercial Operation Date	April 27, 2023

Part 9: ORIDO (SMALL) PROJECT

Project Company	FS Japan Project26 GK
Purchaser	Tochigi Solar Plant L.P.
Base Consideration	¥1
Assumed Net Producer-Side Charges Reduction Amount	¥0
Maximum Producer-Side Charges Adjustment Amount	¥0
Accelerated NTP Earn-out Amount	[***]
Fundamental Indemnification Cap	¥1
Project	The approximately 1.0 MW-ac solar power project referred to as the “Orido (Small) Project” that is located in Tochigi prefecture and the subject of the METI Approval described below
METI Approval	Notification of Certification of Renewable Energy Based Electricity Generation Facility as of February 13, 2015 (METI ID: AF51570C09)
Business Plan Change Applications	Pending: [***] Expected: [***]

TK Contributions	[***]
Feed-in-tariff; purchase period	¥32/kWh; from Expected Commercial Operation Date to October 25, 2041
Expected Commercial Operation Date	To be determined

Part 10: KOGASHI PROJECT

Project Company	FS Japan Project26 GK
Purchaser	Tochigi Solar Plant L.P.
Base Consideration	¥1
Assumed Net Producer-Side Charges Reduction Amount	¥0
Maximum Producer-Side Charges Adjustment Amount	¥0
Accelerated NTP Earn-out Amount	[***]
Fundamental Indemnification Cap	¥1
Project	The approximately 1.99 MW-ac solar power project referred to as the “Kogashi Project” that is located in Tochigi prefecture and the subject of the METI Approval described below
METI Approval	Notification of Certification of Renewable Energy Based Electricity Generation Facility as of February 13, 2015 (METI ID: AF53468C09)
Business Plan Change Applications	Pending: [***] Expected: [***]

TK Contributions	[***]
Feed-in-tariff; purchase period	¥32/kWh; from Expected Commercial Operation Date to October 25, 2041
Expected Commercial Operation Date	To be determined

Part 11: MINAMI UENO-CHO PROJECT

Project Company	FS Japan Project26 GK
Purchaser	Tochigi Solar Plant L.P.
Base Consideration	¥14,876,074
Assumed Net Producer-Side Charges Reduction Amount	¥272,621
Maximum Producer-Side Charges Adjustment Amount	¥272,621
Maximum Debt Amount	[***]
Required Equity Amount	GK Membership Interests: [***] Tokumei Kumiai Interests: [***]
Fundamental Indemnification Cap	¥1,296,907,790
Project	The approximately 6.0 MW-ac solar power project referred to as the “Minami Ueno-Cho Project” that is located in Tochigi prefecture and the subject of the METI Approval described below
METI Approval	Notification of Certification of Renewable Energy Based Electricity Generation Facility as of February 13, 2015 (METI ID: AF37781C09)

Business Plan Change Applications	Pending: [***] Expected: [***]
TK Contributions	[***]
Feed-in-tariff; purchase period	¥32/kWh; from Expected Commercial Operation Date to October 25, 2041
Expected Commercial Operation Date	April 30, 2023

Part 12: KANUMA DAINI PROJECT

Project Company	FS Japan Project26 GK
Purchaser	Tochigi Solar Plant L.P.
Base Consideration	¥1
Assumed Net Producer-Side Charges Reduction Amount	¥0
Maximum Producer-Side Charges Adjustment Amount	¥0
Accelerated NTP Earn-out Amount	[***]
Fundamental Indemnification Cap	¥1
Project	The approximately 1.0 MW-ac solar power project referred to as the “Kanuma Daini Project” that is located in Tochigi prefecture and the subject of the METI Approval described below
METI Approval	Notification of Certification of Renewable Energy Based Electricity Generation Facility as of February 13, 2015 (METI ID: AF51575C09)
Business Plan Change Applications	Pending: [***] Expected: [***]

TK Contributions	[***]
Feed-in-tariff; purchase period	¥32/kWh; from Expected Commercial Operation Date to October 25, 2041
Expected Commercial Operation Date	To be determined

Part 13: KANUMA MORO PROJECT

Project Company	FS Japan Project26 GK
Purchaser	Tochigi Solar Plant L.P.
Base Consideration	¥1
Assumed Net Producer-Side Charges Reduction Amount	¥0
Maximum Producer-Side Charges Adjustment Amount	¥0
Accelerated NTP Earn-out Amount	[***]
Fundamental Indemnification Cap	¥1
Project	The approximately 1.99 MW-ac solar power project referred to as the “Kanuma Moro Project” that is located in Tochigi prefecture and the subject of the METI Approval described below
METI Approval	Notification of Certification of Renewable Energy Based Electricity Generation Facility as of February 13, 2015 (METI ID: AF51569C09)
Business Plan Change Applications	Pending: [***] Expected: [***]

TK Contributions	[***]
Feed-in-tariff; purchase period	¥32/kWh; from Expected Commercial Operation Date to October 25, 2041
Expected Commercial Operation Date	To be determined

Part 14: KAMIISHIKAWA PROJECT

Project Company	FS Japan Project26 GK
Purchaser	Tochigi Solar Plant L.P.
Base Consideration	¥1
Assumed Net Producer-Side Charges Reduction Amount	¥0
Maximum Producer-Side Charges Adjustment Amount	¥0
Accelerated NTP Earn-out Amount	[***]
Fundamental Indemnification Cap	¥1
Project	The approximately 1.5 MW-ac solar power project referred to as the “Kamiishikawa Project” that is located in Tochigi prefecture and the subject of the METI Approval described below
METI Approval	Notification of Certification of Renewable Energy Based Electricity Generation Facility as of February 13, 2015 (METI ID: AF37784C09)
Business Plan Change Applications	Pending: [***] Expected: [***]

TK Contributions	[***]
Feed-in-tariff; purchase period	¥32/kWh; from Expected Commercial Operation Date to October 25, 2041
Expected Commercial Operation Date	To be determined

SCHEDULE 2
DISCLOSURE SCHEDULE

[Omitted]

EXHIBIT A
FORM OF MODULE PROCUREMENT UNDERTAKING
[Omitted]

EXHIBIT B
FORM OF CLOSING CERTIFICATE
[Omitted]

EXHIBIT C
FORM OF SELLER CONSENT
[Omitted]

EXHIBIT D
FORM OF MODULE WARRANTY AMENDMENT
[Omitted]

EXHIBIT E
FORM OF DEVELOPMENT SERVICES AGREEMENT
[Omitted]